Exhibit 10.15

CCPS SUBSCRIPTION AGREEMENT

Among

AZURE POWER GLOBAL LIMITED

And

SPONSORS

And

SOCIETE DE PROMOTION ET DE PARTICIPATION POUR LA COOPERATION

ECONOMIQUE S.A.

Dated: 22 July, 2015

i

CCPS SUBSCRIPTION AGREEMENT

This CCPS SUBSCRIPTION AGREEMENT (the “Agreement”), dated 22 July, 2015 between:

(1) AZURE POWER GLOBAL LIMITED, a company incorporated under the laws of Mauritius and having its registered office at c/o AAA Global Services Ltd, 1st Floor, The Exchange, 18 Cybercity, Ebene, Mauritius (the “Company”);

(2) MR. INDERPREET SINGH WADHWA, son of Mr. Harkanwal Singh Wadhwa, residing at [Address] (hereinafter referred to as “IW”, which expression shall include his successors and legal heirs);

(3) MR. HARKANWAL SINGH WADHWA, son of Late Mr. Manohar Singh Wadhwa, residing at [Address] (hereinafter referred to as “HW”, which expression shall include his successors and legal heirs);

(4) IW GREEN INC., a company established under the laws of the United States of America, having its principal office at 341 Raven Circle in the City of Wyoming, 19934, in the County of Kent, State of Delaware, USA (“Sponsor Entity”); and

(5) SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE S.A., a société anonyme having a share capital of Euros 693.079.200 registered with the RCS of Paris under the number 310 792 205, which registered office is at 151 rue Saint Honoré, 75001- PARIS (“Proparco”).

(IW, HW and the Sponsor Entity shall collectively be referred to as the “Sponsors” and individually as the “Sponsor”).

(The Company, the Sponsors and Proparco shall be collectively referred to as the “Parties” and individually as the “Party”).

RECITALS

(A)	The Company has been incorporated with the object of holding the entire share capital of Azure Power India Private Limited (“AZI”), a company incorporated under the laws of India and having its registered office at 8, LSC, Madangir, Pushpvihar, New Delhi – 110062, India and engaged in the business of development and operation of solar power plants in India and generation of solar electricity therefrom.

(B)	Proparco has agreed to subscribe to the Proparco CCPS (defined hereinafter) on the terms and conditions set forth in this Agreement and under the Shareholders Agreement.

(C)	The Parties are desirous of reducing to writing the terms and conditions of Proparco’s subscription of the Series G CCPS in this Agreement.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions.

Wherever used in this Agreement, the following terms have the following meanings:

“Accounting Standards” in relation to the Company, means the generally accepted accounting principles promulgated by the Financial Accounting Board of the United States, as amended from time to time, and applied on a consistent basis; and in relation to AZI and its Subsidiaries, means the Indian generally accepted accounting principles promulgated by Institute of Chartered Accountants of India, together with its pronouncements from time to time, and applied on consistent basis;

“Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person;

“Anti-Competitive Practice” refers to:

(i)	any common or implied action having as object and/or as effect to impede, restrict or distort fair competition in a market, in particular when it tends to: (1) restrict market access or the free exercise of competition by other companies; (2) prevent price fixing by the free play of markets by artificially favouring the increase or reduction of prices; (3) limit or control production, markets, investments or technical progress or, (4) share out markets or sources of supply;

(ii)	any abuse by a company or a group of companies of a dominant position within an internal market or in a substantial part of it;

(iii)	any bid or predatory pricing having as object and/or as effect to eliminate from a market or to prevent a company or one of its product from accessing a market;

“Applicable Law” means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;

“APGL Sharing Agreement” means the agreement entered into between IFC, GIF, Proparco, DEG, Helion and FC with respect to distribution of proceeds received by them upon the occurrence of events set out in clause 4 of the Shareholders Agreement;

“Associated Facilities” means the facilities (i) which are not funded as part of the project; (ii) which would not have been constructed or expanded if the project did not exist; and (iii) without which the project would not be viable (e.g.: roads, transmission lines, pipelines, utilities, etc);

“Auditors” means the independent, external auditors of the Company;

“Authority” means any national, supranational, regional or local government or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means, in relation to the Company, any individual who is duly authorized by the Company to act on its behalf and whose name and a specimen of whose signature appear on the Certificate of Incumbency and Authority most recently delivered by the Company to Proparco and, in relation to the Sponsor Entity, any individual who is duly authorized by the Sponsor Entity to act on its behalf and whose name and a specimen of whose signature appear on the Certificate of Incumbency and Authority most recently delivered by the Sponsor Entity to Proparco;

“AZ Clean Energy” means Azure Clean Energy Private Limited, a company incorporated under the laws of India;

“AZ Green Tech” means Azure Green Tech India Private Limited, a company incorporated under the laws of India;

“AZ Rajasthan” means Azure Power (Rajasthan) Private Limited, a company incorporated under the laws of India;

“AZ Solar” means Azure Solar (Rajasthan) Private Limited, a company incorporated under the laws of India;

“AZ Sunshine” means Azure Sunshine Private Limited, a company incorporated under the laws of India;

“AZ Urja” means Azure Urja Private Limited, a company incorporated under the laws of India;

“AZI SHA” means the shareholders agreement to be executed between the Company, IW, HW and AZI, in relation to the rights and obligations of the parties thereto for regulating the management and control of the affairs of AZI and certain other rights and obligations inter se in relation to AZI in accordance with the terms and conditions set out therein;

“Basic Terms and Conditions of Employment” means the requirements as applicable to the Company or Subsidiaries (as the case may be) in relation to wages, working hours, labour contracts and occupational health & safety issues, stemming from ILO conventions 26 and 131 (on remuneration), I (on working hours) and 155 (on health & safety);

“Business Day” means a day when banks are open for business in Paris (France) and Mauritius;

“Business Relationships” means any professional or commercial contractual relationship established between a third party and the Company or its Subsidiaries and connected with the professional activities of the latter;

“Certificate of Incumbency and Authority” means a certificate provided to Proparco by the Company substantially in the form set forth in Schedule 3 (Form of Certificate of Incumbency and Authority);

“Chhattisgarh Projects” means collectively 3 (three) solar power generation projects being developed by the Company in the state of Chhattisgarh having a capacity of 10 MW (Ten Megawatts) each;

“Chhattisgarh Projects Private Land” has the meaning set forth in Section 3.01 A (x) (iv);

“Charter” means the constitution of the Company or, as applicable, the memorandum of association and articles of association of any Subsidiary;

“Company Agreements” has the meaning set forth in Section 3.01 A (u) (Material Contracts);

“Control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of 50% (fifty per cent) or more of the voting share capital of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Core Labour Standards” means the requirements as applicable to the Company or its Subsidiaries (as the case may be) on child and forced labour, discrimination and freedom of association and collective bargaining, stemming from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 and covering: (i) freedom of association and the right to collective bargaining, (ii) the elimination of forced and compulsory labour, (iii) the abolition of child labour and (iv) the elimination of discrimination in the workplace;

“Corrupt Practice” means the following acts:

(a)	the promise, offering or giving, directly or indirectly, to a Public Official or to any person who directs or works, in any capacity, for a private sector entity, of an undue advantage of any nature, for the relevant person himself or herself or for another person or entity, in order that this person acts or refrains from acting in the exercise of his or her official duties or in breach of his or her legal, contractual or professional obligations having for effect to influence his or her own actions or the ones of another party or entity;

(b)	the solicitation or acceptance, directly or indirectly, by a Public Official or by any person who directs or works, in any capacity, for a private sector entity, of an undue advantage of any nature, for the relevant person himself or herself or for another person or entity, in order that this person acts or refrains from acting in the exercise of his or her official duties or in breach of his or her legal, contractual or professional obligations having for effect to influence his or her own actions or the ones of another party or entity;

“CP Fulfillment Notice” means the notice issued by Proparco to the Company confirming the fulfillment of the conditions to the Proparco Subscription as set out in Section 4.01 to its satisfaction;

“CP Waiver Notice” means the notice issued by Proparco to the Company confirming the waiver of certain conditions to the Proparco Subscription at its sole discretion;

“Current Company Disclosure Schedule” means the Original Company Disclosure Schedule, as supplemented by the Updated Company Disclosure Schedule which has been provided in accordance with the introductory paragraph of Section 3.01 A (Representations and Warranties of the Company);

“Dollars” or “$” means the lawful currency of the United States of America;

“DEG” means DEG – Deutsche Investitions –und Entwicklungsgesellschaft mbH, a company established under the laws of the Federal Republic of Germany, having its office at Kammergasse 22, 50676 – Cologne, Germany;

“Embargo” means any economic sanction aiming at prohibiting the import and/or export (sale, supply, transfer) of one specific or several goods, products or services to or from a country for a specified period as published and amended from time to time by the United Nations, European Union and France;

“Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, retirement benefits, termination pay, indemnity in lieu of notice, bonus, commissions, profit-sharing, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each retirement plan, pension plan, group insurance, death benefit, vacation, health and welfare, dental, disability or employee benefit plan, which is or has been maintained, contributed to, or required to be contributed to, by the company for the benefit of any employee of the company, as the case may be;

“Environmental and Social Action Plan” or “ESAP” means the environmental and social action plan, agreed upon between Proparco and the Company (which is provided in Schedule 5 and schedule P of the Shareholders Agreement), defining actions, responsibilities, budgets and a timeframe for the measures required to remedy the known non-compliances of the Company, AZI and its Subsidiaries with the Environmental and Social Requirements in the business activities of the Company and the Associated Facilities, as amended from time to time;

“Environmental and Social Claim” means any claim, proceeding or investigation by a person in respect of an Environmental Law, a Social Law or an environmental or social agreement between the Company and another Person;

“Environmental and Social Management System” means the part of the overall management system of the Company, AZI and its Subsidiaries that includes the organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the Environmental and Social Requirements and which is dedicated to the structural improvement of the environmental and social performance of the Company, AZI and its Subsidiaries, satisfactory to Proparco;

“Environmental and Social Monitoring Report” means the annual monitoring report to be submitted to Proparco, in the form and substance satisfactory to Proparco, after the end of each Financial Year but in any event no later than the date it has to deliver its audited or consolidated annual financial statements, setting out the specific social, environmental and developmental impact information to be provided by the Company and its Subsidiaries in respect of their Operations, and such form of Environmental and Social Annual Monitoring Report may be amended or supplemented from time to time with the consent of Proparco;

“Environmental and Social Requirements” means (i) Environmental Law, (ii) Social Law, (iii) Environmental and Social Permit, (iv) Basic Terms and Conditions of Employment, (v) Core Labour Standards and (vi) the IFC Performance Standards as applicable to the Company and its Subsidiaries from time to time;

“Environmental and Social Permit” means any environmental and/or social permit, license, consent, approval or other Authorisation required by the Company and its Subsidiaries;

“Environmental Law” means any law, rule or regulation (including international treaty obligations) applicable at national and state levels concerning environmental matters and natural resource management;

“Equity Securities” of a company means ordinary shares, preferred shares, bonds, loans, warrants, rights, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase ordinary shares of such company or any instrument or certificate representing a beneficial ownership interest in the ordinary shares of such company, including global depositary receipts and American depository receipts and any other security issued by the company, even if not convertible into ordinary shares, that derives its value and/or return based on the financial performance of the company or its shares;

“Equity Shares” or “Shares” means the ordinary shares of the Company having the par value of USD 0.01 (Dollars zero decimal zero one) each and carrying 1 (one) vote each;

“Externalization Process” means the signing and execution of the Transaction Documents and the issue and allotment of Equity Securities by the Company to: (a) Helion (b) IFC; (c) DEG; (d) FC; and (e) Proparco as set out in Section 3.01(f) (Capital Structure of the Company) of the Current Company Disclosure Schedule;

“FATF” means Financial Action Task Force, an independent inter-governmental body that develops and promotes policies to perfect the global financial system against money laundering, terrorist financing and the financing of proliferation of weapons of mass destruction;

“FC” means FC VI India Venture (Mauritius) Ltd., a company established under the laws of Mauritius, having its principal office at International Financial Services Limited, IPS Court, 28 Cybercity, Ebene, Mauritius;

“Financial Year” means the accounting year of the Company commencing each year on April 1 and ending on the following March 31;

“Financial Sanctions Lists” means the list of persons, groups or entities which are subject to United Nations, European Union or French financial sanctions. For information purposes only and not for the benefit of the company (who may not rely on the references listed below and provided by Proparco):

a)	As regards the United Nations, the lists may be consulted at the following address: http://www.un.org/sc/committees/list_compend.shtml;

b)	As regards the European Union, the lists may be consulted at the following address: http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; and

c)	As regards France, see http://www.tresor.economie.gouv.fr/4248_Dispositif-National-de-Gel-Terroriste.

“Fraud against the Financial Interests of the European Communities” refers to any intentional action or omission intended to damage the European Union budget and involving (i) the use or presentation of false, incorrect or incomplete statements or documents, which has as its effect the misappropriation or wrongful retention of funds or illegal diminution of resources of the general budget of the European Union, (ii) the non-disclosure of information, with the same effect and (iii) the misapplication of such funds for purposes other than those for which they were originally granted;

“Fraudulent Practice” refers to any unfair practices (action or omission) intended to deliberately mislead a third party, intentionally conceal elements there from, or betray or vitiate his/her consent, contravening legal or regulatory obligations and/or breaching the Company’s or a third party internal rules for the purpose of obtaining an illegitimate benefit;

“GIF” means IFC Investment Company I, a company established under the laws of Republic of Mauritius, having its principal office at C/o Cim Fund Services Ltd., 33 Edith Cavell Street, Port Louis, Mauritius;

“Hard Stop Date” shall refer to the day that is immediately after a period of 30 (thirty) calendar days from the date of signing of this Agreement, or such other later date as may be mutually agreeable by the Parties in writing;

“Helion” means collectively, Helion India and Helion Partners;

“Helion India” means Helion Venture Partners India II, LLC, a company established under the laws of Mauritius, having its principal office at International Management (Mauritius) Ltd., Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius;

“Helion Partners” means Helion Venture Partners II, LLC, a company established under the laws of Mauritius, having its principal office at International Management (Mauritius) Ltd., Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius;

“IFC” means International Finance Corporation, an international organization established by the Articles of Agreement among its member countries including the Republic of Mauritius;

“IFC Performance Standards” means the IFC performance standards on social and environmental sustainability (including the technical reference documents known as IFC’s Environmental, Health, and Safety Guidelines) which can be downloaded from the IFC website (http://www.ifc.org/ifcext/enviro.nsf/);

“Illicit Origin” means funds obtained through: (i) the commission of any predicate offence as designated in the FATF 40 Recommendations Glossary (http://www.fatf-gafl.org/pages/glossary/fatfrecommendations/d-i/), (ii) Corrupt Practices, and (iii) if or when applicable, through Fraud against the Financial Interests of the European Communities;

“ILO” means the International Labour Organisation, the tripartite United Nations agency which brings together governments, employers and workers of its member states in common action to promote decent work throughout the world;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, option (including call commitment), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Material Adverse Effect” means a material adverse effect on:

(a)	the Company’s or any of its Subsidiaries’ assets or properties;

(b)	the Company’s or any of its Subsidiaries’ business prospects or financial condition;

(c)	the carrying on of the Company’s or any of its Subsidiaries’ business or operations;

(d)	the ability of the Company to comply, and ensure that each of its Subsidiaries complies, with its obligations under this Agreement, any other Transaction Document to which it is a party or the Company’s Charter and in the case of each of its Subsidiaries, such Subsidiary’s Charter; or

(e)	the ability of the Sponsors to comply with their obligations under this Agreement or any other Transaction Document to which they are a party;

“MW” means mega-watts;

“Original Company Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 3.01A (Representations and Warranties of the Company);

“Operations” the operations, activities and facilities of the Company and its Subsidiaries (including the design, construction, operation, maintenance, management and monitoring thereof) as applicable in India;

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Proparco CCPS” means 18,882 (Eighteen Thousand Eight Hundred and Eighty Two) Series G CCPS of the Company, being the compulsorily convertible preference shares having the issue price of USD 450.16 (Dollars Four Hundred and Fifty and Sixteen Cents) each and carrying rights, preferences and privileges (including conversion terms) as set out in Schedule 4 hereto and under schedule T of the Shareholders Agreement;

“Proparco Subscription” means the subscription of the Subscription Shares by Proparco as provided for in Article II (Agreement for Subscription);

“Public Official” means:

(a)	any holder of legislative, executive, administrative or judicial office (in a State or a subdivision thereof), appointed or elected serving on a permanent basis or otherwise, paid or unpaid, regardless of rank;

(b)	any other person exercising a public function, including for a public agency or enterprise or providing a public service; or

(c)	any other person defined as a public official under the Indian law and Mauritius law;

“Punjab CLU Permissions” means collectively the Punjab Project I CLU Permission, the Punjab Project II CLU Permission and the Punjab Project III CLU Permission;

“Punjab Project I” means the 15 MW (Fifteen Megawatts) solar power generation project being developed in the state of Punjab by AZ Urja over an area admeasuring 45.696 (forty five decimal six hundred and ninety six) acres;

“Punjab Project I CLU Permission” means the change in land use permission obtained from the Punjab Bureau of Investment Promotion dated 10th November 2014 for an area admeasuring 45.696 (forty five decimal six hundred and ninety six) acres comprising the Punjab Project I;

“Punjab Project II” means the 15 MW (Fifteen Megawatts) solar power generation project in the state of Punjab being developed by AZ Urja over an area admeasuring 77.86875 (seventy seven decimal eighty six thousand eight hundred and seventy five) acres;

“Punjab Project II CLU Permission” means the change in land use permission obtained from the Punjab Bureau of Investment Promotion dated 8th May 2015 for Punjab Project II for an area admeasuring 77.86875 (seventy seven decimal eighty six thousand eight hundred and seventy five) acres comprising the Punjab Project II;

“Punjab Project III” means the 4 MW (Four Megawatts) solar power generation project being developed in the state of Punjab by AZ Urja over an area admeasuring 20.4625 (twenty decimal four thousand six hundred and twenty five) acres;

“Punjab Project III CLU Permission” means the change in land use permission obtained from the Punjab Bureau of Investment Promotion dated 10th November 2014 for Punjab Project III for an area admeasuring 20.4625 (twenty decimal four thousand six hundred and twenty five) acres comprising the Punjab Project III;

“Punjab Projects” means collectively the Punjab Project I, Punjab Project II and Punjab Project III;

“Punjab Projects Private Land” has the meaning set forth in Section 3.01 (x) (vii);

“Rajasthan NSM Project” means the 5 MW (Five Megawatt) solar power generation project in the state of Rajasthan being developed by AZ Rajasthan;

“Rajasthan Project I” means the 35 MW (Thirty Five Megawatt) solar power generation project in the state of Rajasthan being developed by AZ Solar;

“Rajasthan Project II” means the 40 MW (Forty Megawatt) solar power generation project in the state of Rajasthan being developed by AZ Green Tech over an area admeasuring 100 (hundred) hectares;

“Rajasthan Project IV” means the 20 MW (Twenty Megawatt) solar power generation project in the state of Rajasthan being developed by AZ Sunshine over an area admeasuring 50 (fifty) hectares;

“Rajasthan Project V” means the 40 MW (Forty Megawatt) solar power generation project in the state of Rajasthan being developed by AZ Clean Energy over an area admeasuring 140 (one hundred and forty) hectares;

“Registration Rights Agreement” means the registration rights agreement entered into by the shareholders of the Company setting out the right to have the registration statement filed with respect to the Equity Shares or Equity Securities held by them for resale/make an offering under the Securities Act of 1933, as amended;

“Related Agreements” means the Transaction Documents and other agreements and documents as referred in Schedule 7 hereto;

“Relevant Party” means each of the Company and the Sponsors;

“Shareholders Agreement” or “SHA” means the shareholders agreement to be executed between the Company and its shareholders in relation to the rights and obligations of the parties thereto for regulating the management and control of the affairs of the Company and certain other rights and obligations inter se in relation to the Company;

“Share Equivalents” means preference shares, bonds, debentures, loans, warrants, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase, ordinary shares of the company whether by way of conversion or exercise or in any other manner;

“Social Law” means any law, rule or regulation (including international treaty obligations) applicable at national and state levels concerning (i) labour, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage, (ix) all other laws, rules and regulations providing for the protection of employees and citizens;

“Subscription Amount” has the meaning set forth in Section 2.01 (Subscription);

“Subscription Notice” means a notice in the form set forth in Schedule 1 (Form of Subscription Notice);

“Subscription Closing Date” has the meaning set forth in Section 2.01 (Subscription);

“Subscription Shares” means the Proparco CCPS subscribed to by Proparco pursuant to Section 2.01 (Subscription);

“Subsidiary” means with respect to the Company, an Affiliate over fifty per cent (50%) of whose capital is owned, directly or indirectly by the Company, and shall include AZI and such other companies in which over fifty per cent (50%) of whose capital is owned, directly or indirectly by AZI;

“Tax” or “Taxes” means any present or future taxes (including stamp taxes), withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Shareholders Agreement;

(c)	the AZI SHA;

(d)	the APGL Sharing Agreement;

(e)	Registration Rights Agreement;

(f)	all securities purchase agreements and securities subscription agreements entered into by: (a) Helion; (b) IFC; (c) DEG; and (d) FC and (e) Proparco, pursuant to the Externalization Process; and

(g)	any other document that may be entered into by the parties therein for the purpose of executing the transactions contemplated in the Transaction Documents; and

“Updated Company Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 3.01 A (Representations and Warranties of the Company).

Section 1.02. Interpretation.

In this Agreement, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	words importing the singular include the plural and vice versa and words denoting any gender shall include all genders unless the context otherwise requires;

(c)	a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)	a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e)	general words in this Agreement shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

(f)	a reference to a party to any document includes that party’s successors and permitted assigns;

(g)	all references in this Agreement to statutory provisions shall be construed as meaning and including references to: (i) any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force; and (ii) all statutory instruments or orders made pursuant to a statutory provision;

(h)	any reference to “writing” includes printing, typing and other means of reproducing words in permanent visible form;

(i)	capitalized terms used but not defined herein shall have the meaning ascribed to such terms under the Shareholders Agreement; and

(j)	the terms “include” and “including” shall mean “include without limitation”.

Section 1.03. Third Party Rights.

A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

ARTICLE II

AGREEMENT FOR SUBSCRIPTION

Section 2.01. Subscription.

(a)	On the terms and subject to the conditions of this Agreement, Proparco agrees to subscribe and pay for 18,882 (Eighteen Thousand Eight Hundred and Eighty Two) fully paid Proparco CCPS in the Company (the “Subscription Shares”). The issue price per Subscription Share shall be USD 450.16 (Dollars Four Hundred and Fifty and Sixteen Cents) and the aggregate consideration payable for the Subscription Shares by Proparco shall be up to USD 8,499,921 (Dollars Eight Million, Four Hundred and Ninety Nine Thousand and Nine Hundred and Twenty One) (the “Subscription Amount”).

(b)	Subject to the terms of this Agreement and the satisfaction of or waiver, as evidenced by the issuance of a CP Fulfillment Notice or a CP Waiver Notice by Proparco, of the conditions of subscription set forth in Section 4.01 (Conditions of the Proparco Subscription), the Company may request Proparco to subscribe to the Subscription Shares and pay the Subscription Amount by delivering a Subscription Notice to Proparco at least 3 (three) Business Days prior to the proposed date of the Proparco Subscription as specified in such Subscription Notice (the “Subscription Closing Date”).

(c)	Notwithstanding anything contained in this Agreement, Proparco may, at any time before the termination of rights and obligations of Proparco as against the Company and the Sponsors in accordance with Section 2.03 (Termination of Proparco Subscription), in its sole discretion and without request by the Company, deliver a Subscription Notice to the Company by providing 3 (three) Business Days’ prior written notice to the Company and specify the proposed date of Proparco Subscription in such Subscription Notice. On the Subscription Closing Date, Proparco shall remit the Subscription Amount for Subscription Shares in accordance with Section 2.01(e)(i), and the Company shall take the actions set forth in subsection 2.01(e)(ii) in respect of such Subscription Shares. It is clarified that upon Proparco delivering the Subscription Notice to the Company, all the outstanding conditions of subscription set forth in Section 4.01 (Conditions of the Proparco Subscription) shall be deemed to have been either satisfied or waived by Proparco, as the case may be.

(d)	If a Subscription Notice is delivered by the Company to Proparco in accordance with Section 2.01(b), or Proparco delivers a Subscription Notice to the Company in accordance with Section 2.01(c), then the Company shall be obliged to issue to Proparco the Subscription Shares on the Subscription Closing Date and shall take all necessary corporate and other actions, including but not limited to all appropriate steps to ensure that a meeting of the Company’s shareholders or a meeting of the board of directors is promptly convened, to ensure that the Subscription Shares shall be issued to Proparco on the Subscription Closing Date, in accordance with the terms of this Agreement.

(e)	On Subscription Closing Date, the following events shall take place:

(i)	Proparco shall remit the Subscription Amount to the following account of the Company:

Beneficiary account name: Azure Power Global Ltd

Beneficiary account number (IBAN): MU 52 BARC030500000 7069376 000 USD

Beneficiary bank: Barclays Bank Mauritius Limited

Beneficiary bank SWIFT code: BARCMUMUOBU

Beneficiary bank address: Barclays Bank Mauritius Limited, International Banking, 1ST Floor, Barclays House, Barclays House, 68-68A, Cybercity Ebene, Mauritius

Name of correspondent bank name (for transaction in USD): Barclays Bank PLC

Correspondent bank SWIFT code: BARCUS33

Correspondent bank address: Barclays Bank PLC, 200 Park Avenue, New York, NY 10166, USA.

or such other account specified in the Subscription Notice.

(ii)	The Company shall:

(A)

Upon receipt of the Subscription Amount, issue the Subscription Shares to Proparco, free of all Liens or other encumbrances or rights of third parties and record Proparco as the legal and beneficial owner of the Subscription Shares in the Company’s share register;

(B)	Issue share certificates in customary form to Proparco, to reflect Proparco as the owner of the Subscription Shares;

(C)	Deliver to Proparco, or as Proparco directs: (a) a copy of the resolution of the board of directors and shareholders of the Company in which the issue and allotment of Subscription Shares to Proparco was approved; and (b) a certified true copy of the Company’s share register, evidencing Proparco’s valid title to the Subscription Shares, free of all Liens or other encumbrances or rights of third parties;

(D)	The Company shall reimburse Proparco for all fees and expenses of Proparco, as provided in Section 5.09 (Expenses) of this Agreement including the invoiced fees and expenses of their counsels (or pay such counsels directly and provide their confirmation on the same to Proparco).

All transactions contemplated by this Agreement to be consummated at the Subscription Closing Date shall be deemed to occur simultaneously.

(f)	Within 5 (five) Business Days from the Subscription Closing Date, the Company shall undertake all post-issue filings and other requirements associated with the issuance of the Subscription Shares in the time prescribed for the same under Applicable Law, including filing of (i) the notice of issue of Subscription Shares with the Registrar of Companies; (ii) intimation notice with the Financial Services Commission in relation to issue of the Subscription Shares; and (iii) filing of the amended Charter with the Registrar of Companies along with a copy of such amended Charter to the Financial Services Commission.

(g)	The Company shall pay Taxes, registration charges, fees or other charges, if any, payable on or in connection with the execution, issue, subscription, delivery, registration, translation or notarization of this Agreement, the other Transaction Documents, the Company’s Charter, the Subscription Shares and any other documents related to this Agreement.

(h)	If the Company, for any reason, does not issue the Subscription Shares as set forth in Section 2.01 (e), including by reason of failure of the Company’s board to authorize such issuance, such failure to issue the Subscription Shares shall constitute a breach of the Company’s and the Sponsors’ obligations under this Agreement, and Proparco shall have the right to exercise any and all rights or legal or equitable remedies of any kind which may accrue to it against the Company and the Sponsors.

Section 2.02. Cancellation of Proparco Subscription.

Proparco may, by written notice to the Company and before the Subscription Notice is issued by either the Company or Proparco, terminate this Agreement, and upon the termination, all its rights and obligations against the Company and the Sponsors shall stand terminated, if:

(a)	at any time, in the reasonable opinion of Proparco, anything has occurred which has a Material Adverse Effect or there exists any situation which renders the performance by the Company or the Sponsors of their respective obligations under any of the Transaction Documents, or the Company’s Charter, impossible;

(b)	the Company or the Sponsors have breached any of the provisions of the Transaction Documents and such breach has not been cured within 30 (thirty) days following the receipt by the Company or the Sponsors of notice of such breach from Proparco; or

(c)	there is a default by the Company in issuing the Subscription Shares in accordance with Section 2.01(e) of this Agreement;

Provided further that, and notwithstanding anything contained in any of the Transaction Documents, the right of Proparco to subscribe to the Subscription Shares shall terminate on the Hard Stop Date.

Upon any such termination of this Agreement by Proparco in accordance with Section 2.02 of this Agreement, Proparco’s further rights and obligations under this Agreement against the Company and the Sponsors shall terminate immediately, provided that such termination shall not affect its accrued rights and obligations against the Company and the Sponsors at the date of termination and shall be without prejudice to any and all rights or legal or equitable remedies of any kind which may accrue to Proparco against the Company and the Sponsors, and provided further that the provisions of Section 3.04 (Undertaking by the Company and Sponsors) (c) and (d), Section 3.05 (Indemnity), Section 5.01 (Notices), Section 5.03 (English Language), Section 5.04 (Applicable Law and Arbitration) and Section 5.09 (Expenses) shall survive such termination.

Section 2.03. Use of Proceeds

The Subscription Amount received by the Company on the Proparco Subscription shall be used by the Company to invest in AZI, which amounts will be used by AZI to finance the development and the construction of solar power generation plants until 2017.

Section 2.04 Payments

For any payment made by the Company to Proparco pursuant to this Agreement, the Company shall request the bank-in-charge of wiring the amounts to Proparco to provide comprehensively and in the same order the following information in wire transfer messages SWIFT MT 202 and 103 protocol:

•	The name, address and account number of the remitter (SWIFT field n° 50);

•	The name of the remitter’s bank (SWIFT field n° 52); and

•	The reason for the payment (including a reference to this Agreement) (SWIFT field n° 70).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.0.1. Representations and Warranties.

Section 3.01A Representations and Warranties of the Company

The Company hereby represents and warrants to Proparco that the statements contained in this Section 3.01 A: (i) are true, accurate and not misleading with respect to the Company and its Subsidiaries as of the date of this Agreement, except as otherwise set forth in the Company’s disclosure schedule (the “Original Company Disclosure Schedule”) attached to this Agreement as Schedule 2 (Company Disclosure Schedule), and (ii) will remain true, accurate and not misleading immediately prior to the Proparco Subscription except as set forth in any updated disclosure schedule, which shall be in the form and substance satisfactory to Proparco (an “Updated Company Disclosure Schedule”), delivered by the Company to Proparco and accepted and signed by Proparco at least ten (10) Business Days prior to the Subscription Closing Date. No disclosure made in the Original Company Disclosure Schedule or an Updated Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure contained therein identifies the relevant facts and circumstances for such exception fully, fairly, specifically and accurately.

(a)	Organization and Authority. Bach of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the laws of its place of incorporation, and the Company has the corporate power and authority to own its assets, conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b)	Validity. This Agreement and each of the other Transaction Documents to which it is a party have been duly authorized and executed by the Company and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

(c)	No Conflict. The execution and performance by the Company of any of its obligations under the Transaction Documents to which it is a party including the issuance to Proparco of any of the Subscription Shares upon subscription thereof, do not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound; (ii) violate any of the terms or provisions of the Company’s Charter; or (iii) violate any Authorization, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to it.

(d)	Status of Authorizations.

(i)	All Authorizations and third party consents needed by the Company and/or any of Company’s Subsidiaries to conduct their business and execute, perform and comply with their obligations under this Agreement and each of the other Transaction Documents to which they are a party have been obtained and are in full force and effect and there are no facts or circumstances which indicate that any of such Authorizations or third party consents would or might be revoked, cancelled, varied or not renewed.

(ii)	All Authorizations and consents required by each of the Company’s Subsidiaries to undertake the development, construction and operation of their respective solar power generation projects, considering the stage at which such solar power generation projects currently are, have been obtained and are in full force and effect and there are no facts or circumstances which indicate that any of such Authorizations or consents would or might be revoked, cancelled, varied or not renewed, and all conditions and obligations as are required to be complied with by the Company’s Subsidiaries in obtaining or pursuant to such Authorizations or consent have been fulfilled or complied with by such Subsidiaries.

(e)	Charter and Number of Directors. The Company has delivered to Proparco a true and current copy of its Charter, which has not been amended other than pursuant to Section 4.01 (I) (Charter Documents); and Section 3.01 A(e) (Charter and Number of Directors) of the Current Company Disclosure Schedule lists all of the current directors and officers of the Company and its Subsidiaries.

(f)	Capital Structure of the Company.

(i)	The share capital of the Company is as shown in Section 3.01 A (f) (Capital Structure of the Company) of the Current Company Disclosure Schedule and Section 3.01 A (f) (Capital Structure of the Company) of the Current Company Disclosure Schedule accurately sets out the number and type of shares of the Company and Share Equivalents owned by, and the name of, each holder of shares and/or Share Equivalents, both before and after the Proparco Subscription is consummated.

(ii)

Except as set forth in Section 3.01A(f) (Capital Structure of the Company) of the Current Company Disclosure Schedule, there are no shares of the Company or Share Equivalents, or any agreements or undertakings to which the Company is a party, or by which it is bound, obligating it to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any shares in its authorized capital or obligating it to grant or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of the Company are duly authorized, validly issued to those Persons and in the amounts set forth across from their names in Section 3.01 A(f) (Capital Structure of the Company) of the Current Company Disclosure

Schedule, fully paid and are free of any Liens and are not subject to preemptive rights, rights of first refusal or other restrictions on transfer or third party rights, except as set forth in the Company’s Charter or the Shareholders Agreement.

(iii)	The issuance of the Subscription Shares has been duly and validly authorized by all necessary corporate actions of the Company and when issued and delivered in accordance with the terms of this Agreement, the Subscription Shares will be duly and validly issued, fully paid, free of all Liens and will not be subject to preemptive rights, rights of first refusal or other restrictions on transfers, except as set forth in the Company’s Charter or the Shareholders Agreement.

(g)	No Immunity. Neither the Company nor any of the Subsidiaries of the Company nor any of their respective properties enjoy any right of immunity from set-off, suit or execution with respect to their respective obligations under any Transaction Document.

(h)	Financial Condition. For the Company since its incorporation, and for AZI and its Subsidiaries since March 31, 2015:

(i)	the business of the Company and each of its Subsidiaries has been carried on in the ordinary course so as to maintain the business as a going concern;

(ii)	neither the Company nor any of its Subsidiaries has suffered any change having a Material Adverse Effect or incurred any substantial loss or liability other than notional forex losses due to mark to market variation of currency;

(iii)	neither the Company nor any of its Subsidiaries has undertaken or agreed to undertake any substantial obligation; and

(iv)	no dividend or distribution has been declared or paid by the Company or any of its Subsidiaries.

The Company (i) does not have a dividend policy, (ii) has not availed any loan or indebtedness, and (iii) does not have any outstanding liability (actual or contingent), other than transactions undertaken as part of the Externalization Process. As on the date of this Agreement, and other than holding equity securities of AZI immediately prior to the Proparco Subscription, the Company does not have any other business or operations.

(i)	Financial Statements. AZI’s audited consolidated balance sheet as of March 31, 2014 and the provisional balance sheet as of March 31, 2015 related audited consolidated statements of income and cash flows for the fiscal year ended March 31, 2014 and provisional consolidated statements of income and cash flows for the fiscal year ended March 31, 2015 have been prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods therein specified, and give a true and fair view of the consolidated financial condition of AZI as of the date as of which they were prepared and the results of the AZI’s consolidated operations during the periods therein specified. As of March 31, 2015, there are no losses, liabilities (whether actual or contingent or otherwise) or bad or doubtful debts other than those fully disclosed in the consolidated financial statements hereinbefore referred to.

(j)	Taxes. All tax returns and reports of the Company and each of its Subsidiaries required by Applicable Law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its Subsidiaries or their properties, or their income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest.

(k)	Litigation. Except as set forth in Section 3.01A(k) (Litigation) of the Current Company Disclosure Schedule:

(i)	neither the Company nor any of its Subsidiaries is involved in any litigation, arbitration, administrative, regulatory or governmental proceedings or investigations. No such proceedings or investigations are threatened against the Company or any of its Subsidiaries; and the Company is not aware of any fact or circumstance which is reasonably likely to give rise to any such proceedings or investigations;

(ii)	no judgment or order has been issued against the Company or any of its Subsidiaries which has or may reasonably be expected to have a Material Adverse Effect; and

(iii)	neither the Company nor any of its Subsidiaries have been charged, convicted, fined or otherwise sanctioned in any litigation, administrative, regulatory or criminal investigation or proceeding or freezing of assets by any Authority involving the Company or any of its Subsidiaries or their respective employees with regard to money laundering or financing of terrorism.

(1)	Compliance with Law. The Company and each of its Subsidiaries is in compliance with all Applicable Laws (whether civil, criminal, corporate or administrative), statutes, subordinate legislation, treaties, regulations, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of any Authority, including in case of AZI and its Subsidiaries, the applicable provisions of the Companies Act, 2013, the Foreign Exchange Management Act, 1999, the Factories Act, 1948 and the Employees State Insurance Act, 1948.

(m)	Environmental and Social Matters.

(i)	The Company represents that the Company and AZI are compliant, in all material respects, with the Environmental and Social Requirements and for all such items as addressed in the Environmental and Social Action Plan, they shall become compliant within the time-frames agreed upon from time to time.

(ii)	No Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Company or AZI except for the Environmental and Social Claims addressed in the Environmental and Social Action Plan.

(iii)	Environmental and Social Matters. Each of the Company and AZI: (a) remains in compliance with the Environmental and Social Management System; (b) maintains an appropriately qualified and experienced Environmental and Social Management System manager for oversight of management of Environmental Management System aspects across all of the Company’s Operations (including its Subsidiaries) and to ensure consistent application of the Environmental and Social Management System; and (c) has agreed with Proparco on the form of Environmental and Social Monitoring Report.

(n)	Corrupt Practice. Neither the Company nor any of its Subsidiaries nor any Person acting on its or their behalf, has committed or engaged in, with respect to Operations, any Corrupt Practice. The constitution of the Company or AZI has not given rise to any Corrupt Practice.

(o)

Insurance. The Company and each of its Subsidiaries maintain insurance policies with financially sound and reputable insurers that cover such risks and contain such policy limits, types of coverage as are adequate to insure fully against risks listed in Annex A and such other risks to which the Company, its Subsidiaries and their employees, business, properties and other assets would reasonably be expected to be exposed to in the operation of the business as currently conducted. All of these policies are valid and enforceable policies, all premiums due and payable under all these policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of the policies. None of these policies are void or voidable and neither the Company nor any of its Subsidiaries have done anything or omitted to do anything that would make any policy void or voidable. The Company does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of these policies. No material claim is outstanding under any of these policies and no event has occurred (and no circumstance exists) that gives rise or is reasonably likely to give rise to a material claim under any policy.

(p)	Disclosure. This Agreement, any other Transaction Document, the Company’s Charter, or certificates or schedules made and delivered to Proparco pursuant thereto (including the Current Company Disclosure Schedule) does not contain any information which is untrue, inaccurate or misleading in any material respect nor does it omit any information the omission of which makes the information contained in it untrue, inaccurate or misleading in any material respect.

(q)	Subsidiaries. The Persons listed in Section 3.01 A (q) (Subsidiaries) of the Current Company Disclosure Schedule are all of the Subsidiaries of the Company. Each such Subsidiary has the capitalization, ownership, domicile and head office identified therein. There is no Lien or other third party right over the share capital or other equity interest of the Company in any Subsidiary and there is no agreement to create any Lien or any such right. Other than its Subsidiaries listed in Section 3.01 A (q) (Subsidiaries) of the Current Company Disclosure Schedule the Company does not own or Control (and has never owned or Controlled), directly or indirectly, any share capital or other equity interest in any other Person and has not agreed or committed to acquire any such interest.

(r)	UN Security Council Resolutions. Neither the Company nor any of its Subsidiaries nor any Person acting on their behalf, has entered into any transaction or engaged in any activity prohibited by any resolution issued by the United Nations Security Council under Chapter VII of the UN Charter.

(s)	Criminal Offenses. Neither the Company nor its Subsidiaries nor any Person acting on their behalf whose acts could incur the Company’s or any Subsidiary’s vicarious liability has carried out any actions or made any omissions which could result in the Company or any Subsidiary incurring criminal sanctions.

(t)	Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company nor any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any of its current or future business practices, its acquisition of property or the conduct of its business as it is currently conducted or as proposed to be conducted.

(u)	Material Contracts. Section 3.01 A(u) (Material Contracts) of the Current Company Disclosure Schedule sets forth a complete list of all currently effective written or oral:

(i)	power purchase agreements entered into by the Company’s Subsidiaries and other material agreements entered into by the Company’s Subsidiaries with respect to the construction, development and operation of their respective solar power generation projects (including agreements in relation to rights over project land);

(ii)	agreements, arrangements or obligations to which the Company or any of its Subsidiaries is a party involving, on an annual basis, One Million Dollars ($1,000,000) individually for an agreement/ arrangement or Five Million Dollars ($ 5,000,000) in the aggregate (or the equivalent in any other currency) other than agreements entered in connection with the Externalisation Process and issue of Series H CCPS (as defined in the Shareholders Agreement) to IFC and GIF;

(iii)	agreements, arrangements or other obligations relating to indebtedness owed by the Company or any of its Subsidiaries involving, on an annual basis, USD 1,000,000 (Dollars One Million) (or the equivalent in any other currency) individually or Five Million Dollars ($ 5,000,000) in the aggregate (or the equivalent in any other currency);

(iv)	shareholders agreements relating to shares in the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party;

(v)	agreements, arrangements and obligations to which the Company or any of its Subsidiaries is a party that is not on arm’s-length terms.

With respect to (A) each agreement, arrangement or obligation mentioned in Section 3.01 A(u) (Material Contracts) of the Current Company Disclosure Schedule, and (B) employment agreements or arrangements of the Company or any of its Subsidiaries in excess of Dollars ($1,000,000) (Dollars One Million) each (or the equivalent in any other currency), to which the Company or any of its Subsidiaries is a party or to which any of its properties are subject (the “Company Agreements”), neither the Company nor any of its Subsidiaries, and nor to the Company’s knowledge, any other party, is in breach or default in any material respect, and all such Company Agreements are valid, existing and enforceable on its parties. No event has occurred which, with notice or lapse of time or both, would: (A) constitute a breach or default in any material respect by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any such other party to the relevant Company Agreement; or (B) permit imposition of liquidated damages of an amount exceeding Dollard One Million ($1,000,000), termination, modification or acceleration of or under the relevant Company Agreement.

AZ Solar, a Subsidiary of the Company, has fulfilled all disclosure requirements under the credit agreement dated August 29, 2012 executed by it with Export-Import Bank of the United States and the bank guarantee facility availed by it from Orient Bank of Commerce with respect to the litigations involving the Company and/or its Subsidiaries as set forth in Section 3.01A(k) (Litigation) of the Current Company Disclosure Schedule. On the disclosure of information as mentioned above by AZ Solar, Export-Import Bank of the United States has not declared, threatened or alleged a default, penalty or acceleration of repayment of loan by AZ Solar under the credit agreement dated August 29, 2012 entered into between AZ Solar and Export-Import Bank of the United States.

The transmission line for the Rajasthan Project I, connecting the Rajasthan Project I to the transmission line constructed for Rajasthan NSM Project, is not constructed on the land that is involved in or is subject matter of the litigations as set forth in 3.01A(k) (Litigation) of the Current Company Disclosure Schedule. AZ Solar has a valid and lawful right free from all encumbrances and lien to construct and operate the transmission line for the Rajasthan Project I(as discussed above) on the land on which it is constructed.

(v)	Intellectual Property. The Company does not own or use any intellectual property. Each of its Subsidiaries owns or has the valid right to use at a nominal cost, all intellectual property that is material to the Operation as currently conducted.

(w)	Interested Party Transactions. The Company or any of its Subsidiaries is not indebted to, nor has it entered into any transactions with any Subsidiary (or the Company in case of a Subsidiary), Sponsor, director, officer, employee, agent or shareholder of the Company, or any of their immediate family members or respective Affiliates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company. None of such Persons has any direct or indirect ownership interest in any Person that is an Affiliate of the Company or with which the Company or any of its Subsidiary has a Business Relationship or in any Person that competes with the Company or any of its Subsidiaries.

(x)	Title to and Condition of Property.

(i)

The Company does not own property and assets, movable and immovable, whatsoever. Each of its Subsidiaries have: (i) good and marketable title free and clear of all Liens to all of the property and assets, movable and immovable, reflected in the Company’s and/or the respective Subsidiaries’ most recent balance sheet included in the consolidated financial statements (except assets sold or otherwise disposed of since such date in the ordinary course of business and liens in favor of lenders created pursuant to project finance facilities as described in Section 3.01 A (x) of the Current Company Disclosure Schedule); (ii) with respect to leased properties and assets, valid leasehold interests therein free and clear of all Liens other than Liens in favor of lenders created pursuant to project finance facilities as described in Section 3.01 A (x) of the Current Company Disclosure Schedule; and (iii) in accordance with Applicable Law, acquired and/or leased adequate land required for development of each of the solar power generation projects being implemented by the Subsidiaries, and where relevant, the appropriate land records have been updated to reflect the Subsidiary as the sole and absolute owner of such land or lessee, as applicable. Each of the Subsidiaries owns or has valid right to use all property and assets (tangible or intangible) necessary for the conduct of its business as now conducted.

(ii)	The plant, property and equipment of the Subsidiaries that are used in the Operations are in good operating condition and repair, subject to normal wear and tear not caused by neglect, and are adequate and suitable for the purposes for which they are currently being used. All properties used in the Operations are reflected in the Company’s and AZI’s most recent balance sheet included in the consolidated financial statements to the extent the Accounting Standards require the same to be reflected.

(iii)	AZI has acquired absolute, clear and marketable title free of all Liens over private land admeasuring 91.8 (ninety one decimal eight) acres, being the aggregate land on which the Chhattisgarh Projects are being developed by AZI for which AZI has issued a letter of intimation dated 26 December 2014 to the Collector and District Magistrate, Durg) (“Chhattisgarh Projects Private Land”); AZI is permitted to use the Chhattisgarh Projects Private Land for the development of the Chhattisgarh Projects and AZI is not required to seek prior Authorization from any Authority for use of the Chhattisgarh Projects Private Land for the development of the Chhattisgarh Projects; the relevant land records have been updated to reflect AZI as the sole and absolute owner of the Chhattisgarh Projects Private Land in accordance with Applicable Law; and AZI has control and holds actual possession without any encumbrance/interference/encroachments from third parties over the Chhattisgarh Projects Private Land.

(iv)	AZ Urja has acquired leasehold rights over private land admeasuring 45.696 (forty five decimal six hundred and ninety six) acres for Punjab Project I, 77.86875 (seventy seven decimal eighty six thousand eight hundred and seventy five) acres for Punjab Project II, and 20.4625 (twenty decimal four thousand six hundred and twenty five) acres for Punjab Project III (collectively the “Punjab Projects Private Land”), being the entire aggregate land used by AZ Urja for the development of the Punjab Projects and for which AZ Urja has obtained the Punjab CLU Permissions; the relevant land records have been updated to reflect AZ Urja as the holder of leasehold rights of the Punjab Projects Private Land in accordance with Applicable Law; and AZ Urja has control and holds actual possession without any encumbrance/interference/encroachments from third parties over the Punjab Projects Private Land.

(y)

Books and Records. The books and records of the Company and each of its Subsidiaries, including, without limitation, its/their share record books and minute books, are complete and correct in all material respects and accurately and fairly reflect all meetings and other corporate actions of their shareholders and their board of directors and committees and all material information relating to its business, the nature, acquisition, maintenance, location and character of their assets, and the nature of all transactions giving rise to their obligations or accounts receivable.

(z)	Labour Employee Matters.

(i)	Other than (I) Azure Sunshine Private Limited; and (II) Azure Green Tech India Private Limited, none of the Subsidiaries have any permanent employees.

(ii)	Neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement or other labour union contract and, to the Company’s knowledge and belief, after due inquiry there is no material activity or private or governmental material action, suit, proceeding, claim, arbitration or investigation of any labour union to organize its employees. There are no ongoing or, to the best of the Company’s knowledge and belief, after due inquiry threatened strikes, slowdowns or work stoppages by employees of the Company or any contractor with respect to any material operations of the Company.

(aa)	Employee Benefit Plans. The Company and each of its Subsidiaries have performed all obligations including making all contributions, reserves or premium payments required to be made or accrued (absolute, accrued, asserted or unasserted, contingent or otherwise), required to be performed by them under each of the Employees Benefit Plans, and are not in default or violation of any Applicable Law in this regard, and have no knowledge of any default or violation by the Company or any of the Subsidiaries to each Employee Benefit Plan or any claims pending or threatened (for which a notice has been received) against the Company / relevant Subsidiary in this regard, and each Employee Benefit Plan has been established and maintained in all respects in accordance with its terms and in compliance with Applicable Laws. The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with any other event, such as a termination of employment or other service) (i) entitle any current or former director, officer, employee or other service provider of the Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus, retention or benefits under any of the Company’s Employee Plans) or forgiveness of debt or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due to any such employee or service provider. Each of the Company’s Employee Plans can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to the Company.

(bb)	Customers and Suppliers. The Company or any of its Subsidiaries do not have any information which might reasonably indicate that any of its/their customers or suppliers intend(s) to cease purchasing from, selling to or dealing with them, nor has any information been brought to the Company’s attention which might reasonably lead them to believe any such customer, subcontractor or supplier intends to alter in any material respect the amount of such purchases or sales or the extent of dealings with the Company or its Subsidiaries or would alter in any material respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated by this Agreement.

(cc)	Illicit Origin of Funds. The Company represents that the Company and AZI’s equity, quasi equity and shareholders’ loan accounts and current accounts are not of Illicit Origin. The Company represents that, in the 5 (five) years preceding the date of this Agreement, no res judicata decision, sentence, or order has been pronounced against AZI or the Company in relation to any Corrupt Practice or Fraudulent Practice or any Anti-Competitive Practice.

(dd)	Business Relationship. Each of the Company and AZI does not have a Business Relationship with any Person, group or entity which is listed in one of the Financial Sanctions Lists. The Company and AZI have not purchased or supplied any equipment to perform any activity in any sector under Embargo by the United Nations, the European Union and/or France.

(ee)	Compliance with guarantees and borrowings. AZI is not in breach or non-compliance with any of the terms of any guarantee, comfort letter or any other security provided by AZI with respect to any loans or other borrowings availed by its Subsidiaries. The Subsidiaries are not in breach or non-compliance with any of the terms or conditions, including any financial covenants, of the loans or other borrowings availed by them from any bank or financial institution.

(ff)	Commissioning Obligations. Bach of the Company’s Subsidiaries have commissioned their respective solar power generation projects within the timelines prescribed in the respective solar power purchase agreements executed with the relevant Authority.

Section 3.01B Representations and Warranties of the Sponsors

The Sponsors hereby represent and warrant to Proparco that the statements contained in this Section 3.01 B: (i) are true, accurate and not misleading with respect to the Sponsors as of the date of this Agreement, and (ii) will remain true, accurate and not misleading immediately prior to the Proparco Subscription.

(a)	Authority. Each of IW and HW have the power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it they are a party. The Sponsor Entity is a legal entity duly organized and validly existing under the laws of its place of incorporation and has the corporate power and authority to own its assets, conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b)	Validity. This Agreement and each of the other Transaction Documents to which it is a party have been duly authorized and executed by the Sponsors and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

(c)	Illicit Origin of Funds. Each of the Sponsors represent that AZI’s and the Company’s equity, quasi equity and shareholders’ loan accounts and current accounts are not of Illicit Origin. The Sponsors represent that, in the 5 (five) years preceding the date of this Agreement, no res judicata decision, sentence, or order has been pronounced against AZI or the Company in relation to any Corrupt Practice or Fraudulent Practice or any Anti-Competitive Practice.

(d)	Business Relationship. None of the Sponsors have a Business Relationship with any Person, group or entity which is listed in one of the Financial Sanctions Lists. None of the Sponsors have purchased or supplied any equipment to perform any activity in any sector under Embargo by the United Nations, the European Union and/or France.

(e)	Corrupt Practice. None of the Sponsors have committed or engaged in any Corrupt Practice.

Section 3.02. Proparco Reliance.

(a)	The Company and the Sponsors acknowledge that they make the representations and warranties under Section 3.01 A (Representations and Warranties of the Company) and Section 3.0 IB (Representations and Warranties of the Sponsors) with the intention of inducing Proparco to enter into this Agreement and each of the other Transaction Documents and to make the Proparco Subscription and that Proparco enters into this Agreement and the other Transaction Documents and will make the Proparco Subscription on the basis of, and in full reliance on, each of such representations and warranties.

(b)	Each of the representations and warranties is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another representation and/or warranty.

(c)	A reference to any facts and circumstances being disclosed shall be deemed to be a reference to them being fully, fairly, specifically and accurately disclosed in the Current Company

Disclosure Schedule in such a manner that:

(i)	in the context of the disclosures contained in the Current Company Disclosure Schedule:

(A)	the significance of the information disclosed and its relevance to a particular representation and/or warranty shall be reasonably understandable by Proparco, taking into account the paragraphs or subject matters in relation to which the information was disclosed; and

(B)	there is not omitted from the information disclosed any information which would have the effect of rendering the information so disclosed misleading in any respect; and

(ii)	in the context of any document treated as disclosed by the Current Company Disclosure Schedule, the matter disclosed is reasonably apparent from the terms of the document.

Nothing disclosed by the Company to Proparco other than in the Current Company Disclosure Schedule and in accordance with the provisions of this Section 3.02 shall constitute disclosure to Proparco for the purposes of this Agreement.

Section 3.03. Survival of Representations and Warranties.

The representations and warranties set forth in this Article III or made in writing by or on behalf of the Company and the Sponsors in connection with the transactions contemplated by this Agreement shall continue in full force and effect and survive the Proparco Subscription.

Section 3.04. Undertaking by the Company and Sponsors.

(a) Without prejudice to the other provisions of this Agreement, the Sponsors hereby agree to exercise all powers and rights available to them (including the voting rights available to them in relation to the Company and shall ensure that the directors nominated by them on the board of directors of the Company vote in a board meeting of the Company) in support of the provisions of this Agreement so as to procure and ensure that the provisions of this Agreement are complied with in all respects by the Company. The Sponsors shall be jointly and severally liable to ensure the performance of the Company’s obligations under this Agreement.

(b) The Company and Sponsors undertake to ensure that:

(i)	the Chhattisgarh Projects are commissioned within the time period specified under the power purchase agreements executed with Chhattisgarh State Power Distribution Company; and

(ii)	AZI maintains its ownership and control in its Subsidiaries as required for the development and operation of the solar power generation projects under the relevant power purchase agreements entered into by the Subsidiaries.

(c) For so long as Proparco holds any Equity Securities or Equity Shares in the Company, the Company and Sponsors shall comply, and shall ensure that AZI and its Subsidiaries comply with Proparco’s standard policies on environment, social, anti-corruption, anti-money laundering and insurance issues, as provided in Schedule 8.

(d) For so long as Proparco holds any Equity Securities or Equity Shares in the Company the Company shall furnish to Proparco all information as required by Schedule 9 with respect to the Company and its Subsidiaries on an annual basis within 90 (ninety) days from the end of each Financial Year.

Section 3.05. Indemnity

(a)	The Company hereby agrees to indemnify, defend and hold harmless Proparco from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest and costs and expenses (including reasonable attorneys’ fees) actually imposed on, sustained, incurred or suffered by, Proparco (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of:

(i)	any breach of any representation or warranty or covenant made by the Company, contained in this Agreement;

(ii)	any form of defect in the title over the land acquired by AZI (whether on a freehold or a leasehold basis) for the development and operation of any of the 3 (three) 10 MW solar power generation projects that are being developed by AZI in the state of Chhattisgarh; and

(iii)	failure to commission 20 MW of Rajasthan Project II and 20 MW of Rajasthan Project IV within the timelines prescribed under the respective power purchase agreements executed with the Solar Energy Corporation of India.

This indemnity will not be prejudiced by:

(i)	The knowledge of Proparco or any investigation by or on behalf of Proparco into the affairs of the Company, the Subsidiaries or the Sponsors; or

(ii)	The execution or the performance of this Agreement; or

(iii)	Any other act or thing which may be done by or on behalf of Proparco in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)	The Sponsors hereby jointly and severally agree to indemnify, defend and hold harmless Proparco from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest and costs and expenses (including reasonable attorneys’ fees) actually imposed on, sustained, incurred or suffered by, Proparco (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of (i) any breach of any representation or warranty or covenant made by the Sponsors, and (ii) any breach of the representation made by the Company under Section 3.01 A (x) (Title and Condition of Properly) contained in this Agreement. This indemnity will not be prejudiced by:

(i)	The knowledge of Proparco or any investigation by or on behalf of Proparco into the affairs of the Company, the Subsidiaries or the Sponsors; or

(ii)	The execution or the performance of this Agreement; or

(iii)	Any other act or thing which may be done by or on behalf of Proparco in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

Proparco shall be indemnified under Section 3.05(a) and 3.05(b), as applicable, against any costs and expenses incurred by Proparco in relation to efforts to enforce or protect its rights under the Transaction Documents, or the exercise of its rights or powers consequent upon or arising out of any breach of the Transaction Documents, including legal and other professional consultants’ fees on a full indemnity basis.

(c)	The remedies set forth in this Section 3.05 shall be without prejudice to all the rights and remedies that Proparco may have under Applicable Law and shall not be the sole and exclusive remedies of Proparco for any breach of or any matter relating to any representation or warranty contained in this Agreement. Proparco shall be entitled to pursue any remedy that is available to it under Applicable Law.

(d)	It is further clarified that the Sponsors shall not claim any restitution from the Company in relation to any payments that may be made by it to Proparco pursuant to the terms hereof.

ARTICLE IV

CONDITIONS OF THE PROPARCO SUBSCRIPTION

Section 4.01. Conditions of the Pro narco Subscription.

The obligation of Proparco to subscribe to the Subscription Shares is subject to the fulfillment, to Proparco’s satisfaction (at its sole discretion), or waiver by Proparco, prior to or concurrently with the making of the Proparco Subscription, of the following conditions:

(a)	Representations and Warranties.

(i)	The representations and warranties made by the Company and the Sponsors herein, and in the Current Company Disclosure Schedule and in any schedule, exhibit or certificate delivered by the Company and the Sponsors pursuant to this Agreement, remain true, accurate and not misleading immediately prior to the Proparco Subscription, save as modified by the Current Company Disclosure Schedule; and

(ii)	If the Current Company Disclosure Schedule has been supplemented by an Updated Company Disclosure Schedule, such Current Company Disclosure Schedule was delivered to, and accepted by, Proparco not less than ten (10) Business Days prior to the proposed Subscription Closing Date and the substance of any update of any of the representations and warranties referred to in (i) which was made in such Current Company Disclosure Schedule is acceptable to Proparco in its sole discretion;

(b)	Performance; No Breaches. All of the agreements and covenants of the Company and the Sponsors to be performed prior to the Proparco Subscription pursuant to each Transaction Document have been duly performed in all material respects, and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination, would become a breach) under any Transaction Document has occurred and is continuing;

(c)	Authorizations. The Company has obtained and provided to Proparco copies of all Authorizations and third party consents required by the Company and/or any of Company’s Subsidiaries to conduct their business and execute, perform and comply with their obligations under this Agreement and each of the other Transaction Documents and all those Authorizations and third party consents are in full force and effect;

(d)	No Material Adverse Effect. Nothing has occurred which has or may reasonably be expected to have, since the date of this Agreement, a Material Adverse Effect;

(e)	Company Certifications. Proparco has received certifications by the Company, substantially in the form set forth in Schedule 1 (Form of Proparco Subscription Notice), with respect to the conditions specified in this Section 4.01 and expressed to be effective as of the date of the Proparco Subscription;

(f)

Opinion of Counsel. Proparco has received a legal opinion, in form and substance reasonably satisfactory to Proparco, from Proparco’s counsel in Mauritius and in England and Wales, as applicable, covering such matters relating to the transactions contemplated by this Agreement and the validity and enforceability of the Transaction Documents as Proparco may reasonably request;

(g)	Accounting Systems. The Company and the Sponsors have certified to Proparco, in form and substance reasonably satisfactory to Proparco, that the Company has installed and has in operation an accounting and control system, management information system and books of account and other records, which together adequately give a true and fair view of the financial condition of the Company and the results of its operations in conformity with the Accounting Standards;

(h)	Certificate of Incumbency and Authority. Proparco has received a Certificate of Incumbency and Authority from the Company;

(i)	Transaction Documents. Proparco has received a counterpart of each of the Transaction Documents, duly executed and delivered by all other parties thereto, all of which are or will be, on delivery by Proparco of its counterpart, fully effective and unconditional, and each is in form and substance satisfactory to Proparco;

(j)	Charter Documents. The Company and each of its Subsidiaries has adopted an amended Charter, and such amended Charter is in form and substance satisfactory to Proparco and is consistent with the provisions of the Shareholders Agreement;

(k)	Due Diligence. The legal due diligence report with respect to AZI prepared by Proparco’s relevant counsel in India is in the form and substance satisfactory to Proparco;

(l)	Authority. The Sponsors have delivered to Proparco, certified true copies of the resolutions of the board of directors of the Company and the Sponsor Entity approving the Transaction Documents, authorizing and approving the execution, delivery and performance of the Transaction Documents and the issuance of the Subscription Shares to Proparco subject to receipt of the Subscription Amount;

(m)	Expenses. Proparco has received evidence satisfactory to it of payment by the Company of all the invoiced fees and expenses of its counsels, being Trilegal, Bird & Bird LLP, Shardul Amarchand Mangaldas, Fieldfisher, Madun Gujadhur Chambers and Shearman & Sterling LLP, as provided in Section 5.09 (Expenses), or confirmation from each of these counsels that their respective invoiced fees and expenses have been paid;

(n)	Externalization Process. The Externalization Process has been completed in form and substance satisfactory to the Investor and pursuant to such Externalization Process Equity Securities have been issued and allotted to (i) Helion (ii) IFC, (iii) DEG, (iv) FC, and (v) Proparco as set out in Section 3.01 A (f) (Capital Structure of the Company) of the Current Company Disclosure Schedule has been completed;

(o)	Waiver of Pre-emptive Rights. Proparco has received intimation in writing from the existing shareholders or investors of the Company, in the form acceptable to Proparco, waiving their pre-emptive rights under the Shareholders’ Agreement to subscribe to the Equity Securities of the Company arising from the issuance of Subscription Shares to Proparco under this Agreement;

(p)	Appointment of Auditors. The Company (i) has appointed a firm of internationally recognized independent public accountants acceptable to Proparco as Auditors of the Company, (ii) has authorized and instructed them, in the form set forth in Schedule 6 (Form of Letter to Company’s Auditors), to communicate directly with the Investor; and (iii) has taken such actions, issued such instructions and delivered such documents as necessary to procure the firm’s compliance with such request; and

(q)	Insurance Requirements. Proparco has received copies of all insurance policies evidencing compliance with the requirements of Annex A (Minimum Insurance Requirements) and a

certification from the Company’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid.

ARTICLE V

MISCELLANEOUS

Section 5.01. Notices.

(a)	Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication shall be delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has from time to time designated by written notice to the other parties hereto, shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 5.01(b) below.

For the Company:

Azure Power Global Limited

1st Floor, The Exchange,

18 Cybercity, Ebene, Mauritius

Facsimile: +91 1149409807

Attention: Inderpreet Singh Wadhwa

For the Sponsors:

Inderpreet Singh Wadhwa

[Address]

Fascimile: [Fax Number]

Attention: Inderpreet Singh Wadhwa

Harkanwal Singh Wadhwa

[Address]

Facsimile: [Fax Number]

Attention: Harkanwal Singh Wadhwa

IW Green Inc.

341, Raven Circle

Wyoming, Zip Code 19934

Kent, United States of America

Facsimile: 91 1149409807

Attention: Inderpreet Singh Wadhwa

For Proparco:

151 Rue Saint Honoré 75001 Paris

France

Facsimile: +3315-344-3838

Attention: Head of Private Equity Division

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: +33 1 53 44 42 94

(b)	Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 5.01 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 5.01(a); (ii) sent by airmail or established courier services within a country, 3(three) Business Days after posting it; (iii) sent by airmail or established courier service between two countries, 6 (six) Business Days after posting it; and (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine.

Section 5.02. Saving of Rights.

(a)	The rights and remedies of Proparco in relation to any misrepresentation or breach of warranty on the part of any of the Relevant Party shall not be prejudiced by any investigation by or on behalf of Proparco into the affairs of any Relevant Party, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of Proparco which might, apart from this Section, prejudice such rights or remedies.

(b)	No course of dealing and no failure or delay by Proparco in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 5.03. English Language.

All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. Proparco may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Company. In either case Proparco may deem any such translation to be the governing version.

Section 5.04. Applicable Law and Arbitration.

(a)	This Agreement, and all non-contractual obligations arising out of or in connection with it, shall be governed by the laws of England and Wales.

(b)	Subject to this Section 5.04, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) in force at that time (the “SIAC Rules”), which SIAC Rules are deemed to be incorporated by reference into this Section 5.04 (Applicable Law and Arbitration).

(c)	There shall be one (1) arbitrator, who shall be nominated by agreement of the parties within thirty (30) days of receipt of the request for arbitration by the respondent(s). If the sole arbitrator is not nominated within this time period, the SIAC shall make the appointment.

(d)	The place of arbitration shall be Singapore.

(e)	The language of arbitration shall be English.

(f)

Notwithstanding the provisions of this Section 5.04, the arbitral tribunal shall not be authorized to take or provide, and neither the Company nor the Sponsors shall be authorized to seek from any judicial authority, any interim measures of protection or pre-award relief against Proparco, any provisions of the SIAC Rules notwithstanding. However, subject to Applicable Law, Proparco may approach any judicial authority for seeking any interim measures against the

Company and/or the Sponsors, on equitable grounds or otherwise.

(g)	The Parties acknowledge and agree that no provision of this Agreement or of the SIAC Rules, nor the submission to arbitration by Proparco, in any way constitutes or implies a waiver, termination or modification by Proparco of any privilege, immunity or exemption of Proparco granted in international conventions or the Applicable Law.

(h)	If two or more arbitrations are commenced hereunder and/or the Related Agreements, and even if this Agreement and the Related Agreements are governed by different laws, any party to any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, the arbitral tribunal shall consider whether the several arbitrations raise common issues of law or facts and whether to consolidate the several arbitrations would serve the interests of justice and efficiency. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, the arbitrator has already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio without prejudice to the validity of any acts done or orders made by them prior to the termination. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

(i)	The provisions of this Section 5.04 shall survive the termination of this Agreement for any reason whatsoever.

Section 5.05. Immunity.

To the extent any Relevant Party may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, such Relevant Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

Section 5.06. Successors and Assigns.

This Agreement binds and benefits the respective successors and assignees of the Parties. However, neither the Sponsors nor the Company may assign, transfer or delegate any of their rights or obligations under this Agreement without the prior written consent of Proparco.

Section 5.07. Amendments, Waivers and Consents.

Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the Parties hereto.

Section 5.08. Counterparts.

This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

Section 5.09. Expenses.

(a)	The Company shall pay to Proparco or as Proparco may direct:

(i)	the fees and expenses of Proparco’s legal counsel in India, Mauritius, United States of America and England and Wales incurred in connection with:

(A)	the preparation of the investment by Proparco provided for under this Agreement;

(B)	the preparation and/or review, execution and, where appropriate, translation, registration, amendment, supplement or modification of, or waiver under, the Transaction Documents and any other documents related to any of them;

(C)	the giving of any legal opinions required by Proparco under the Transaction Documents and any other documents related to any of them;

(ii)	the administrative costs (including all out-of pocket expenses of Proparco’s own staff) and expenses of Proparco in respect of its investment in the Company including but not limited to any registration, filing or similar fees incurred by Proparco and the costs and expenses incurred by Proparco in relation to efforts to enforce or protect its rights under this Agreement, or the exercise of its rights or powers consequent upon or arising out of any breach of this Agreement, including legal and other professional consultants’ fees on a full indemnity basis; and

(iii)	the fees, charges and out of pocket expenses of Proparco’s auditors and independent technical consultants.

(b)	The provisions of Section 5.9 (a) shall survive the termination of this Agreement.

Section 5.10. Entire Agreement.

This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the Parties with respect to the subject matter of this Agreement.

Section 5.11. Disclosures.

The Company agrees and acknowledges that Proparco shall have the right, on and from the date of execution of this Agreement, to publish information or make disclosures, in the manner it deems fit, with respect to the Company, its Subsidiaries, projects undertaken by its Subsidiaries and investment by Proparco in the Company and Subsidiaries, including without limitation disclosures pertaining to the: (a) project name; (b) country of realization of the project; (c) name of the company; (d) country of the head office of the company; (e) business sector; (f) legal nature of the company; (g) signing date of the shareholders agreements; (h) amount of the financing in euros and in currency; (i) type of financing; (j) environmental and social categorization of the project; (k) presentation of the company and project description; and (1) developmental impacts of the project.

Section 5.12. Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable from this Agreement; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

[Intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above.

AZURE POWER GLOBAL LIMITED

By:	/s/ INDERPREET SINGH WADHWA

Name:

Title:

MR. INDERPREET SINGH WADHWA

By:	/s/ INDERPREET SINGH WADHWA

MR. HARKANWAL SINGH WADHWA

By:	/s/ HARKANWAL SINGH WADHWA

IW GREEN INC.

By:	/s/ INDERPREET SINGH WADHWA

Name:

Title:

IN WITNESS WHEREOF, the Party hereto, acting through its duly authorized representative, has caused this Agreement to be signed in its respective name, as of the date first written above.

SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE S.A.

By:	/s/ Amaury MULLIEZ

Name:	Amaury MULLIEZ

Title:	Deputy CEO

ANNEX A

MINIMUM INSURANCE REQUIREMENTS

•	The Company shall, at all times, maintain a directors and officers liability insurance policy for Investors’ nominee director on the Board of the Company, providing adequate and customary coverage with a financially sound and reputable insurer or insurers.

•	Construction All Risks, based on full contract value and including:

•	Strike, riots and civil commotion

•	Debris removal

•	Extra Expenses

•	Extended Maintenance Period

•	Third Party Liability

•	Marine All Risks (including war) in respect of all transportation of critical items for the project

•	Fire and named perils (including earthquake) or Property All Risks, based on new replacement cost of assets

•	Machinery breakdown

•	All insurances required by local legislation

SCHEDULE 1

FORM OF SUBSCRIPTION NOTICE

[Letterhead of the Company/Proparco]

[Date]

SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE S.A.

Attention:

Azure Power Global Limited

Ladies and Gentlemen:

Request for Proparco Subscription

1.	Please refer to the CCPS Subscription Agreement (the “Subscription Agreement, dated [●], between, inter alia, Azure Power Global Limited (the “Company”), Mr. Inderpreet Singh Wadhwa, Mr. Harkanwal Singh Wadhwa and IW Green Inc. (collectively, referred to as the “Sponsors”) and SOCIETE DE PROMOTION ET DE PARTICIPATION POUR LA COOPERATION ECONOMIQUE S.A. (“Proparco”). Terms defined in the Subscription Agreement, including terms defined by reference to any other Transaction Document (as defined in the Subscription Agreement), have their defined meanings wherever used in this request.

2.	In accordance with the provisions of the Subscription Agreement and the enclosed resolution of the Company’s board of directors and Company’s shareholders, the Company requests the subscription of Subscription Shares. Therefore, the Company requests Proparco to pay [●] on the Subscription Closing Date to [●], for credit to the Company’s account no. [●].

3.	The Subscription Closing Date for the subscription contemplated by this Subscription Notice shall be [specify date no earlier than 3 Business Days after the date on which this notice will be delivered].

4.	For the purpose of Section 4.01 (Conditions of the Proparco Subscription) of the Subscription Agreement, the Company certifies as follows:

(a)	representations and warranties made by the Company and the Sponsors, and in any schedule, exhibit or certificate delivered by the Company and the Sponsors pursuant to the Subscription Agreement, remain true, accurate and not misleading immediately prior to the subscription made by Proparco, save as modified by the Current Company Disclosure Schedule;

(b)	all of the agreements and covenants of the Company and the Sponsors to be performed prior to the Proparco Subscription pursuant to each Transaction Document have been duly performed in all material respects, and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination of the foregoing, would become a breach) under the Subscription Agreement has occurred and is continuing;

(c)	the Company has obtained and provided to Proparco copies of all Authorizations and third party consents required by the Company and/or any of the Company’s Subsidiaries to conduct their business and execute, perform and comply with their obligations under the Subscription Agreement and each of the other Transaction Documents and all those Authorizations and third party consents are in full force and effect;

(d)	nothing has occurred which has had or would reasonably be expected to have since the date of the Subscription Agreement, a Material Adverse Effect;

(e)	the Company and the Sponsor have certified to Proparco, in form and substance satisfactory to Proparco, that the Company has installed and has in operation an accounting and cost control system, management information system and books of account and other records, which together adequately give a true and fair view of the financial condition of the Company and the results of its operations in conformity with the Accounting Standards; and

(f)	it has appointed a firm of internationally recognized independent public accountants acceptable to Proparco as Auditors of the Company, and has authorized and instructed them, in the form set forth in Schedule 6 of the Subscription Agreement to communicate directly with the Proparco; and it has taken such actions, issued such instructions and delivered such documents as necessary to procure the firm’s compliance with such request.

5.	The above certifications are effective as of the date of this Subscription Notice and shall continue to be effective as of the Subscription Closing Date set out in paragraph 3 (as if made by reference to such date). If any such certification is no longer valid as of or prior to that Subscription Closing Date, the Company undertakes to promptly notify Proparco by email.

Yours faithfully,

By
Authorized Representative

By
Authorized Representative

[Enclosure[s]]:	[Resolution of the Company’s [board of directors]/[shareholders]];
[Subscription Form]

Copy to:	SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE S.A.

Attention: [●]

SCHEDULE 2

ORIGINAL COMPANY DISCLOSURE SCHEDULE

The purpose of this Schedule is to disclose matters which may be relevant to the representations and warranties contained in the Subscription Agreement. The representations and warranties are qualified by the facts and circumstances fully, fairly, specifically and accurately contained or disclosed in this Schedule or in any of the documents annexed to this Schedule.

DISCLOSURES

The following specific disclosures are made in relation to the representations and warranties. Each matter disclosed is listed against the sub-section number of the representation and warranty to which the disclosure relates but a disclosure applies to all of the representations and warranties only to the extent it is reasonably apparent on its face.

Representation/Warranty No.	Disclosure
Clause 3.01A.1(c) (No Conflict)	No disclosure.

Clause 3.01A.1(d) (Status of Authorizations)	Section 3.01A.1(d) (i):

Resolution of the board of directors of the Company for signing and executing this Agreement and other applicable Transaction Documents

Resolution of the board of directors of the Sponsor Entity dated for signing and executing this Agreement and other applicable Transaction Documents

Section 3.01A.1 (d)(ii): Shareholders’ resolution for amendment of Charter Documents.

Resolution of the board of directors of the Company for issuance of Shares.

Clause 3.01A (e) (Charter and Number of Directors)	List of Directors

• Azure Power Global Limited

a. Inderpreet Wadhwa

b. Eric Ng.

c. Khalid Peyrye

• Details of directors of the Subsidiaries are set out in Annexure 2 (A)).

Clause 3.01A (f) (Capital Structure of the Company)	Paid up Capital of the Company is USD 1,098.30

(Details of the Capital Structure attached separately as Annexure 1)

Clause 3.01A (g) (No Immunity)	No disclosure

Clause 3.01A (h) (Financial Condition)	Section 3.01A (h) (i): No Disclosure

Representation/Warranty No.	Disclosure
Section 3.01A (h) (ii): No Disclosure

Section 3.01A (h) (iii): Details of disclosures are set out in Annexure 3

Section 3.01A (h) (iv): No Disclosure

Clause 3.01A (i) (Financial Statements)	No disclosure

Clause 3.01A (j) (Taxes)	No disclosure

Clause 3.01A (k) (Litigation)	Section 3.01A (k) (i):

1.

Civil Suit No. 22/2012 along with temporary injunction application no. 20/2012 filed by Sh. Mehram before Civil Judge (Jr. Div.) Jayal, District Nagaur on 9th July 2012 against Azure Power (Rajasthan) Pvt. Ltd.,

In the continuation of this a Writ Petition (S. B. Civil Writ Petition No. 9685/2012) filed by Azure Power Rajasthan Pvt. Ltd., at High Court, Jodhpur - a portion of land leased admeasuring Khasra Number 1175, Tehsil Jayal District Nagour, Rajasthan from the Government of Rajasthan for the projects of Azure Power Rajasthan Pvt. Ltd., in Rajasthan, is presently disputed as third parties have sought establishment of mining rights through the Mining Department of the State of Rajasthan. Azure Power Rajasthan Pvt. Ltd, has filed a petition with the High Court of Rajasthan seeking non-renewal of the mining rights. Presently, this matter is pending before the High Court of Rajasthan.

Prayer: Azure Power Rajasthan Private Limited has prayed before the honorable high court that the mining lease under dispute should not be renewed.

	2.	Case pending before the Supreme Court of India - The Gujarat Urja Vikas Nigam Limited, had filed a petition with the Gujarat Electricity Regulatory Commission, seeking recalculation on the basis of actual cash flow required for development of solar projects and consequent revision of the tariff payable by it, in relation to certain solar power projects including 10 MW Gujarat project of Azure Power (Haryana) Pvt. Ltd. While the Gujarat Electricity Regulatory Commission and the Appellate Tribunal for Electricity dismissed the claims made by Gujarat Urja Vikas Nigam Limited, an appeal filed by Gujarat Urja Vikas Nigam Limited is pending

Representation/Warranty No.		Disclosure
with the Supreme Court of India (GUVNL vs GERC & Others CA No. 10301/2014).

Prayer: All respondents have prayed for dismissal of the appeal.

	3.	WP No. 13132/2012 pending before the High Court of Rajasthan at Jodhpur filed by Radhan Kishan & Deepa Ram against the State of Rajasthan and the Azure Power Rajasthan Private Limited involving a challenge of the allotment of 1059 Bighas land to the Company by the Government of Rajasthan in Katothi.

Prayer: Azure Power Rajasthan Private Limited has, in its prayers, requested for dismissal of the petition.

	4.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Power (Rajasthan) Private Limited for the assessment year 2012-13. The assessment is of a routine nature and no adverse observation or adverse finding has been made by the Income Tax Department in this regard.

	5.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Power India Private Limited for the assessment year 2012-13. The assessment is of a routine nature and no adverse observation or adverse finding has been made by the Income Tax Department in this regard.

	6.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Power India Private Limited for the assessment year 2013-14. The assessment is of a routine nature and no adverse observation or adverse finding has been made by the Income Tax Department in this regard.

	7.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Solar Private Limited for the assessment year 2013-14. The assessment is of a routine nature and no adverse observation or adverse finding has been made by the Income Tax Department in this regard.

	8.	Ordinary Assessment proceedings pending before the Income Tax department against Azure Power (Rajasthan) Private Limited for the assessment year 2013-14. The assessment is of a routine nature and no adverse observation or adverse finding has been made by the Income Tax Department in this regard.

Section 3.01A (k) (ii): No Disclosure

Section 3.01A (k) (iii): No Disclosure

Representation/Warranty No.	Disclosure

Clause 3.01A (l) (Compliance with Law)	No disclosure

Clause 3.01A (m) (Environmental and Social Matters)	No disclosure

Clause 3.01A (n) (Corrupt Practice)	No disclosure

Clause 3.01A (o) (Insurance)	Description of any Material Claims

	1.	Azure Urja Private Limited:- Claim of Rs. 5.6 Million is pending with National Insurance Company on account of solar module damage.

	2.	Azure Clean Energy Pvt. Ltd., Azure Sunshine Pvt. Ltd. and Azure Greentech Pvt. Ltd. :- Claim of Rs. 7 Million is pending with National Insurance Company on account of solar module damage

Clause 3.01A (p) (Disclosure)	No disclosure

Clause 3.01A (q) (Subsidiaries)	Attached Separately list of Subsidiaries, their directors, ownership, domicile and head office as Annexure 2 (A) and (B)

Clause 3.01A (r) (UN Security Council Resolutions)	No disclosure

Clause 3.01A (s) (Criminal Offenses)	No disclosure

Clause 3.01A (t) (Restrictions on Business Activities)	No disclosure

Clause 3.01A (u) (Material Contracts)	Section 3.01A(u) (i):

	•	Operations & Maintenance Agreements hereinafter referred to as the “O & M Contract”) between the Azure Power India Private Limited (“AZI”) and its Subsidiaries (attached separately as Annexure 4 (A)).

	•	Agreement in respect of lease of office premises at corporate office of the Company between Sunbir Singh Wadhwa & Kulwinder Wadhwa (Lessors) and Azure Power India Pvt. Ltd. (Lessee) dated 15th October, 2013. Agreement in respect of lease of project land for Azure Power Punjab Pvt. Ltd.

	•	Agreement in respect of lease of project land for Azure Power Rajasthan Pvt. Ltd.

	•	Agreement in respect of lease of project land for Azure Solar Pvt. Ltd.

	•	Agreement in respect of lease of project land for Azure Urja Pvt. Ltd.

	•	Agreement in respect of lease of project land for Azure Clean Energy Pvt. Ltd.

Representation/Warranty No.	Disclosure
• Agreement in respect of lease of project land for Azure Sunshine Pvt. Ltd.

• Agreement in respect of lease of project land for Azure Greentech Pvt. Ltd.

Section 3.01A(u) (ii): Details of disclosures set out in Annexure 3. The Company or any of its Subsidiaries has not defaulted with respect to any Company Agreements in relation to indebtedness.

Section 3.01A(u) (iii): No disclosure

Section 3.01A(u) (iv): No disclosure

Section 3.01A(u) (v): No disclosure

Clause 3.01A (v) (Intellectual Property)	No disclosure

Clause 3.01A (w) (Interested Party Transactions)	No disclosure

Clause 3.01A (x) (Title to and Condition of Property)	No disclosure

Clause 3.01A (y) (Books and Records)	No disclosure

Clause 3.01A (z) (Labour Employee Matters)	No disclosure

Clause 3.01A (aa) (Employee Benefit Plans)	No disclosure

Clause 3.01A (bb) (Customers and Suppliers)	No disclosure

Clause 3.01A (cc) (Illicit Origin of Funds)	No disclosure

Clause 3.01A (dd) (Business Relationship)	No disclosure

Clause 3.01A (ee) (Compliance with guarantees and borrowings)	No disclosure

Clause 3.01A (ff) (Commissioning Obligations)	No disclosure

ANNEXURE 1

PAID-UP CAPITAL & SHARE EQUIVALENTS

	Pre Externalization	Post Externalization
Name of Party		Equity Shares	Preference Shares	CCDs
International Finance Corporation	—	10	73,272 Series B CCPS 4,439 Series D CCPS 20,307 Series F CCPS	1,100,000 IFC CCDs 37,500 IFC II CCDs 36,000 IFC III CCDs
Helion Venture Partners II, LLC	—	10	2,575 Series A CCPS 53,887 Series B CCPS 114,940 Series C CCPS 26,636 Series D CCPS 63,853 Series F CCPS	—
Helion Venture Partners India II, LLC	—	—	16,810 Series A CCPS	—
FC VI India Venture (Mauritius) Ltd.	—	10	19,385 Series A CCPS 53,887 Series B CCPS 114,940 Series C CCPS 53273 Series D CCPS 53,973 Series F CCPS	—
DEG – Deutsche Investitions –und Entwicklungsgesellschaft mbH	—	10	—	680,390 DEG CCDs
Société de Promotion et de Participation pour la Coopération Économique S.A.	—	10	140,000 Series E CCPS	—
IW Green Inc.	102,497	102,497	—	—
Azure Power Inc.	5,700	5,700	—	—
Satnam Sanghera	1,633	1,633	—	—

Total	109,880	109,880	812,177	1,853,890

ANNEXURE 2 (A)

LIST OF SUBSIDIARIES, THEIR DIRECTORS, OWNERSHIP, DOMICILE AND HEAD OFFICE [pursuant to Section 4.1(e) (Charter and Number of Directors) & Section 4.1(q) (Subsidiaries)]

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
1.	Azure Power India Private Limited (“AZI”)	(a) Mr. Inderpreet S Wadhwa. (b) Mr. H.S. Wadhwa. (c) Mr. Sanjeev Aggarwal, (d) Mr. William Bruce Elmore (e) Ms. Dianne Goss Farrell (f) Mr. Robert Douglas Kelly	Rs. 9,220,570/- Divided into 1,09,880 Equity Shares of Rs. 10 Each & 8,12,177 Preference share of Rs. 10 each.	1. Mr. Inderpreet Singh Wadhwa holds 97,497 Equity Shares of Rs 10 Each. 2. Azure Power Inc. Holds 5,700 Equity Shares of Rs 10 Each. 3. Mr. Harkanwal Singh Holds 5,000 Equity Shares of Rs 10 Each.	8, G.F., Local Shopping Complex, Pushp Vihar, Madangir, New Delhi - 62	8, G.F., Local Shopping Complex, Pushp Vihar, Madangir, New Delhi - 62
4. FC VI India Venture (Mauritius) Ltd Holds 10 Equity Shares of Rs 10 Each and 295,458 Compulsorily Convertible Preference Shares of Rs. 10 Each.
5. Helion Ventures Partners II LLC Holds 10 Equity Shares of Rs 10 Each and 261,891 Compulsorily Convertible Preference Shares of Rs. 10 Each.

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office

6. International Finance Corporation Holds 10 Equity Shares of Rs 10 Each, 98018 Compulsorily Convertible Preference Shares of Rs. 10 Each,

11,00,000 Compulsorily Convertible Debentures of Rs. 224.19 , 37,500 Compulsorily Convertible Debentures of Rs. 2,000 and 36,000 Compulsorily Convertible Debentures of Rs.5,000.

7. Satnam Sanghera Holds 1,633 Equity Shares of Rs 10 Each.

8. DEG Holds 10 Equity Shares of Rs 10 Each and 680,390 Compulsorily Convertible Debentures of Rs. 1,000/-.

9. PROPARCO holds 10 Equity Share of Rs 10 Each and 140,000 Compulsorily

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
Convertible Preference Shares of Rs. 10 Each. 10. Helion Venture Partners India II LLC holds 16,810 Compulsorily Convertible Preference Shares of Rs. 10 Each.
2.	Azure Power (Punjab) Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 1,265,240/- divided into 1,265,24 equity shares of Rs. 10 each.	1. Mr. H.S. Wadhwa holds 1 Equity Share 2. Azure Power India Private Limited Holds 126523 Equity Share of Rs 10 Each	C - 2324, Ranjit Avenue, Amritsar	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
3.	Azure Power (Haryana) Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa (c) Sanjeev Aggarwal (d) Natarajan Ranganathan	Rs. 20,49,200 Lacs Divided into 204920 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 Equity Share 2. Azure Power India Private Limited Holds 163935 Equity Share of Rs 10 Each 3. Suntech Power International Ltd. holds 40984 Equity Share of Rs 10 Each	Villa No. 148, Tatvam Villas, Sohna Road, Gurgaon, Haryana - 122018	8, G.F., Local Shopping Complex, Pushp Vihar, Madangir, New Delhi - 62
4.	Azure Power (Rajasthan) Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 988,740 Divided into 988,74/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share 2. Azure Power India Private Limited holds 98873 Equity Share of Rs 10 Each	8, G.F., Local Shopping Complex, Pushp Vihar, Madangir, New Delhi - 62	8, G.F., Local Shopping Complex, Pushp Vihar, Madangir, New Delhi - 62

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
5.	Azure Solar Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs.11,845,800 Divided Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each. 2. Azure Power India Private Limited holds 1093521 Equity Share of Rs 10 Each 3. Azure Power US Inc. holds 91058 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
6.	Azure Sun Energy Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 7,56,240 Divided into 75,624 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 75623 Equity Share of Rs 10 Each.	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
7.	Azure Solar Solutions Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 2,25,760 divided into 22,576 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 22575 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
8.	Azure Urja Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 1416380 Lacs Divided into 141638 Equity Shares Rs. 10 Each	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 104532 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
3. Azure Power US Inc. holds 37105 Equity Share of Rs 10 Each
9.	Azure Power (Karnataka) Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 6,41,650 Divided into 64,165 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 37776 Equity Share of Rs 10 Each 3. Azure Urja Private Limited holds 26388 Equity Share of Rs 10 Each	“PRASHANTH NILAYA”, H.No. 279, 4TH CROSS, ARAVIND NAGAR, HUBLI - 580024	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
10.	Azure Surya Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 666870 Divided into 66687 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 44898 Equity Share of Rs 10 Each 3. Azure Urja Private Limited holds 21788 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
11.	Azure Sunshine Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 5,63,360 Divided 56336 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 Each 2. Azure Power India Private Limited	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
holds 56335 Equity Share of Rs 10 Each
12.	Azure Greentech Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs.5,64,030 Divided into 56,403 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 56402 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
13.	Azure Clean Energy Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs.4,63,550 Divided into 46,355 Equity Shares of Rs. 10 Each.	1. 1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 46354 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
14.	Azure Sunlight Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 109520 Divided into 10952 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 10951 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	=8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
15.	Azure Sunrise Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 101810.00 Divided into 10181 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 10180 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
16.	Azure Power (Raj.) Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 201310 Divided into 20131 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 20130 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
17.	Azure Renewable Energy Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 1228940 Divided into 122894 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 122894 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
18.	Azure Photovoltaic Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 201,760.00 Divided into 20176 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 each 2. Azure Power India Private Limited holds 122894 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
19.	Azure Power Infrastructure Pvt. Ltd.	(a) Inderpreet Wadhwa (b) H.S. Wadhwa	Rs. 872880 Lacs Divided into 87288 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 76073 Equity Share of Rs 10 Each 3. Azure Urja Private Limited Holds 11214 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
20.	Azure Power Earth Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
21.	Azure Power Eris Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
22.	Azure Power Mars Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 881,250.00 Divided into 88,125 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 88124 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
23.	Azure Power Mercury Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
24.	Azure Power Makemake Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1,422,030.00 Divided into 1,42,203 Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA- 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
holds 142202 Equity Share of Rs 10 Each
25.	Azure Power Pluto Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
26.	Azure Power Venus Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
27.	Azure Power Saturn Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
28.	Azure Power Uranus Pvt. Ltd.	(a) Surendra Kumar Gupta (b) Preet Mohinder Singh Sandhu	Rs. 1 Lacs Divided into 10 000/ Equity Shares of Rs. 10 Each.	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10 2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 Each	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062	8, Local Shopping Complex, Pushp Vihar, Madangir, New Delhi, Delhi, INDIA - 110062
29.	Azure Power Jupiter Pvt. Ltd.	(a) Surendra Kumar Gupta	Rs. 1 Lacs Divided into 10 000/ Equity	1. Mr. H.S. Wadhwa holds 1 equity share of Rs 10	8, Local Shopping Complex, Pushp Vihar, Madangir, New	8, Local Shopping Complex, Pushp Vihar, Madangir,

SI.	Name of Subsidiary	Directors	Capitalisation	Shareholding/ Ownership	Registered Office/ Domicile	Head office
		(b) Preet Mohinder Singh Sandhu	Shares of Rs. 10 Each.	2. Azure Power India Private Limited holds 9999 Equity Share of Rs 10 each	Delhi, Delhi, INDIA - 110062	New Delhi, Delhi, INDIA - 110062
30.	Aster Power Inc.	Inderpreet Wadhwa	531,001 Shares of US$ 1 each.	Azure Power India Private Limited holds 531,001 Shares of US$ 1 each.	United States of America	1054 31st Street, NW, Suite 545, Washington, DC 20007.
31.	Azure Power US Inc.	Inderpreet Wadhwa	1,543,001 Shares of US$ 1 each.	Azure Power India Private Limited holds 1543,001 Shares of US$ 1 each.	United States of America	1054 31st Street, NW, Suite 545, Washington, DC 20007.

ANNEXURE 2 (B)

LIST OF SUBSIDIARIES AND THE RELATED DETAILS [pursuant to Section 4.1(g) (Subsidiaries)]

SI.	Name of Subsidiary	Lien, if any	Other Remarks
1.	Azure Power (Punjab) Pvt, Ltd.	OPIC has lien on the project assets of Azure Power (Punjab) Pvt. Ltd. Shareholding of the Company in Azure Power (Punjab) Pvt. Ltd., has been pledged in favour of OPIC.
2.	Azure Power (Haryana) Pvt. Ltd.	OPIC has lien on the project assets of Azure Power (Haryana) Pvt. Ltd. Shareholding of the Company in Azure Power (Haryana) Pvt. Ltd., has been pledged in favour of OPIC.	20% of shareholding is held by M/s Suntech.
3.	Azure Power (Rajasthan) Pvt. Ltd.	US Exim Bank has lien on the project assets of Azure Power (Rajasthan) Pvt. Ltd. Shareholding of the Company in Azure Power (Rajasthan) Pvt. Ltd., has been pledged in favour of US Exim Bank/ their trustees.
4.	Azure Solar Pvt. Ltd.	US Exim Bank has lien on the project assets of Azure Solar Pvt. Ltd. Shareholding of the Company in Azure Solar Pvt. Ltd., has been pledged in favour of the US Exim Bank/ their trustees.
5.	Azure Sun Energy Pvt. Ltd.	IFC has lien on the project assets of Azure Sun Energy Pvt. Ltd. Shareholding of the Company in Azure Sun Energy Pvt. Ltd., has been pledged in favour of the trustee of IFC/ their trustees.
6.	Azure Solar Solutions Pvt. Ltd.	Central Bank of India Ltd., has lien on the project assets of Azure Solar Solutions Pvt. Ltd. Shareholding of the Company in Azure Solar Solutions Pvt. Ltd., has been pledged in favour of Central Bank of India Ltd.
7.	Azure Urja Pvt. Ltd.	PTC Financial Services Ltd., has lien on the project assets of Azure Urja Pvt. Ltd. Shareholding of the Company in Azure Urja Pvt. Ltd. has been pledged in favour of PTC Financial Services Ltd.
8.	Azure Power (Karnataka) Pvt. Ltd.	PTC Financial Services Ltd., has lien on the project assets of Azure (Karnataka) Pvt. Ltd. Shareholding of the Company in Azure (Karnataka) Pvt. Ltd., has been pledged in favour of PTC Financial Services Ltd.
9.	Azure Surya Pvt. Ltd.	PTC Financial Services Ltd., has lien on the project assets of Azure Surya Pvt. Ltd. Shareholding of the Company in Azure Surya Pvt. Ltd., has been pledged in favour of PTC Financial Services Ltd.
10.	Azure Sunshine Pvt. Ltd.	IREDA and Central Bank have lien on the project assets of Azure Sunshine Pvt. Ltd.

SI.	Name of Subsidiary	Lien, if any	Other Remarks
Shareholding of the Company in Azure Sunshine Pvt. Ltd., has been pledged in favour of IREDA and Central Bank.
11.	Azure Greentech Pvt. Ltd.	IREDA and Central Bank have lien on the project assets of Azure Greentech Pvt. Ltd. Shareholding of the Company in Azure Greentech Pvt. Ltd., has been pledged in favour of IREDA and Central Bank.
12.	Azure Clean Energy Pvt. Ltd.	IREDA, IFC and IIFCL have lien on the project assets of Azure Clean Energy Pvt. Ltd. Shareholding of the Company in Azure Clean Energy Pvt. Ltd. has been pledged in favour of IREDA, IFC and IIFCL.
13.	Azure Sunlight Pvt. Ltd.	Not applicable
14.	Azure Sunrise Pvt. Ltd.	Not applicable
15.	Azure Power (Raj.) Pvt. Ltd.	Not applicable
16.	Azure Renewable Energy Pvt. Ltd.	Not applicable
17.	Azure Photovoltaic Pvt. Ltd.	Not applicable
18.	Azure Power Infrastructure Pvt. Ltd.	Not applicable
19.	Azure Power Earth Pvt. Ltd.	Not applicable
20.	Azure Power Eris Pvt. Ltd.	Not applicable
21.	Azure Power Mars Pvt. Ltd.	Not applicable
22.	Azure Power Mercury Pvt. Ltd.	Not applicable
23.	Azure Power Makemake Pvt. Ltd.	Not applicable
24.	Azure Power Pluto Pvt. Ltd.	Not applicable
25.	Azure Power Venus Pvt. Ltd.	Not applicable
26.	Azure Power Saturn Pvt. Ltd.	Not applicable
27.	Azure Power Uranus Pvt. Ltd.	Not applicable
28.	Azure Power Jupiter Pvt. Ltd.	Not applicable

ANNEXURE 3 [Section 4.1(h) (Financial Conditions)]

DETAILS OF TERM LOAN AGREEMENTS AND OTHER FINANCING AGREEMENTS EXECUTED

BY AZI AND ITS SUBSIDIARIES

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
1.	2 MW Punjab	Azure Power Punjab Pvt. Ltd	OPIC	Term Loan Agreement and the related financing documents	February 20, 2009	USD	6,230,000
				1st Amendment to the Term Loan Agreement	April 27, 2009
				2nd Amendment to the Term Loan Agreement	March 11, 2010
				3rd Amendment to the Term Loan Agreement	June 22, 2010
2.	10 MW Gujarat	Azure Power (Haryana) Pvt. Ltd.	OPIC	Term Loan Agreement and the related financing documents	January 27, 2011	USD	26,835,436
				1st Amendment to the Term Loan Agreement	February 16, 2011
				2nd Amendment to the Term Loan Agreement	June 2, 2011
				3rd Amendment to the Term Loan Agreement	November 3, 2011
				4th Amendment to the Term Loan Agreement	November 16, 2012
3.	5 MW Rajasthan	Azure Power (Rajasthan) Pvt. Ltd.	US EX-IM Bank	Term Loan Agreement and the related financing documents	August 25, 2011	USD	15,776,702
				1st Amendment to the Term Loan Agreement	Sep 15, 2011

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
				2nd Amendment to the Term Loan Agreement	November 22, 2011
				3rd Amendment to the Term Loan Agreement	Feb 6, 2012
4.	35 MW Rajasthan	Azure Solar Pvt. Ltd.	US EX-IM Bank	Term Loan Agreement and the related financing documents	August 29, 2012	USD	63,708,791
5.	2.5 MW Rooftop Gujarat	Azure Sun Energy Pvt. Ltd.	IFC	Term Loan Agreement and the related financing documents	May 24, 2013	INR	158,400,000
				1st Amendment to the Term Loan Agreement	Sep 16, 2013
6.	34 MW Punjab	Azure Urja Pvt. Ltd.	PTC India Financial Services Ltd	Term Loan Agreement and the related financing documents	March 13, 2014	INR	1,88,00,00,000
7.	Rooftop projects	Azure Solar Solution Private Ltd.	Central Bank of India	Term Loan Agreement and the related financing documents	March 25, 2014	INR	31,45,00,000
8.	Working Capital	Azure Power India Pvt. Ltd.	Central Bank of India	Non-fund based facility Agreement and the related financing documents	May 31, 2014	INR	1,98,00,00,000
9.	BG Facility	Azure Power India Pvt. Ltd.	Yes Bank Ltd	Non-fund based facility Agreement and the related financing documents	March 2, 2015	INR	50,00,00,000
10.	BG Facility	Azure Power India Pvt. Ltd.	Indusind Bank	Non-fund based facility Agreement and the related financing documents	April 6, 2015	INR	75,00,00,000

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
11.	Chhattisgarh 30 MW	Azure Power India Pvt. Ltd.	Yes Bank Ltd	Term Loan Agreement and the related financing documents	May 8, 2015	INR	1,60,10,00,000
12.	10 MW Uttar Pradesh	Azure Surya Pvt. Ltd.	PTC India Financial Services Ltd	Term Loan and the related financing documents Agreement	September 19, 2014	INR	55,00,00,000
13.	40 MW Rajasthan	Azure Clean Energy Pvt. Ltd.	IREDA, IIFCL	Common Loan Facility Agreement and the related financing documents	March 13, 2015	INR	2,05,00,00,000
			IFC	Loan Agreement and the related financing documents	October 31, 2014
			IFC	1st Amendment to the Term Loan Agreement	Feb 11, 2015
			IFC	2nd Amendment to the Term Loan Agreement	March 10, 2015
			SECI	VGF Agreement	March 28, 2014
14.	20 MW Rajasthan	Azure Sunshine Pvt. Ltd.	IREDA	Term Loan Agreement and the related financing documents	September 23, 2014	INR	1,17,40,00,000
			Central Bank of India	Term Loan Agreement and the related financing documents	October 30, 2014
			SECI	VGF Agreement	March 28, 2014
15.	40 MW Rajasthan	Azure Green Tech Pvt. Ltd.	IREDA	Term Loan Agreement and the related financing documents	September 23, 2014	INR	2,36,30,00,000
			Central Bank of India	Term Loan Agreement and the related financing documents	October 30, 2014

S. No	Project/ Location	Details of the entity	Lender	Description of the agreement	Date of Execution of Agreements	Loan Amount
			SECI	VGF Agreement	March 28, 2014
16.	Karnataka 10 MW	Azure Power Karnataka Pvt Ltd	PTC India Financial Services Ltd	Term Loan Agreement and the related financing documents	November 3, 2014	INR	58,50,00,000

ANNEXURE 4 (A) [Section 4.1(x) (Material Contracts)]

DETAILS OF O & M AND EPC CONTRACTS BETWEEN

AZI AND ITS SUBSIDIARIES

SI. No.	Descriptions	Amount (in INR) payable to the Company on an annual basis	Terms
1.	O &M Contract with Azure Power Haryana Private Limited dated 09-12-2011.	1,05,00,000	5% to be increased every year
2.	O&M Contract with Azure Power Punjab Private Limited dated 01-04-2013.	22,00,000	5.72% to be increased every year
3.	O&M Contract with Azure Power Rajasthan Private Limited dated 01-04-2013.	55,00,000	5.72% to be increased every year
4.	O&M Contract with Azure Solar Limited dated 01-04-2013	3,84,00,000	5.72% to be increased every year
5.	O&M Contract with Azure Sun Energy Private Limited dated 01-06-2013	26,15,000	5.72% to be increased every year
6.	O&M Contract with Azure Urja Private Limited dated 01-06-2014	3,94,40,000	5.72% to be increased every year
7.	O&M Contract with Azure Power Karnataka Private Limited dated 01-09-2014	1,16,00,000	5.72% to be increased every year
8.	O&M Contract with Azure Surya Private Limited dated 01-06-2014	1,16,00,000	5.72% to be increased every year
9.	O&M Contract with Azure Clean Energy Private Limited dated 01-09-2014	2,00,00,000	5% to be increased in every year
10.	O&M Contract with Azure Green Tech Private Limited dated 01-09-2014	2,00,00,000	5% to be increased in every year
11.	O&M Contract with Azure Sunshine Private Limited dated 01-09-2014	1,00,00,000	5% to be increased in every year
12.	EPC Contracts with Azure Mars Private Limited dated 01-04-2015	35,90,00,000	Not Applicable

ANNEXURE 4 (B) [Section 4.1(x) (Material Contracts)]

DETAILS OF POWER PURCHASE AGREEMENT BY

AZI AND ITS SUBSIDIARIES

Sr. No.	Plant	Capacity (MW)	Offtaker	Tariff (Price in Rs. /Kw)	PPA Date

1.	Punjab	2	NTPC Vidyut Vyapar Nigam (NVVN)	17.91	15-Oct-10

2.	Gujarat	10	Gujarat Urja Vikas Nigam Limited (GUVNL)	15.00	30-Apr-10

3	Rajasthan	5	NTPC Vidyut Vyapar Nigam (NVVN)	11.94	10-Jan-11

4.	Rajasthan	15	NTPC Vidyut Vyapar Nigam (NVVN)	8.21	25-Jan-12

5.	Rajasthan	20	NTPC Vidyut Vyapar Nigam (NVVN)	8.21	25-Jan-12

6.	Punjab - I	15	Punjab State Power Corporation Limited (PSPCL)	7.67	27-Dec-13

7.	Punjab - II	15	Punjab State Power Corporation Limited (PSPCL)	7.97	27-Dec-13

8.	Punjab - III	4	Punjab State Power Corporation Limited (PSPCL)	8.28	27-Dec-13

9.	Uttar Pradesh	10	Uttar Pradesh Power Corporation Limited (UPPCL)	8.99	27-Dec-13

10.	Karnataka I	10	Bangalore Electricity Supply Company (BESCOM)	7.47	18-Jan-14

11.	Rajasthan	100	Solar Energy Corporation of India (SECI)	5.45 +VGF Funding	28-Mar-14

Sr. No.	Plant	Capacity (MW)	Offtaker	Tariff (Price in Rs. /Kw)	PPA Date

12.	Karnataka II	10	Bangalore Electricity Supply Company (BESCOM)	6.66	27-Sep-14

13.	Chhattisgarh - I	10	Chhattisgarh State Power Distribution Company Limited	6.44	1-Aug-14

14.	Chhattisgarh - II	10	Chhattisgarh State Power Distribution Company Limited	6.45	15-Sep-14

15.	Chhattissarh - III	10	Chhattisgarh State Power Distribution Company Limited	6.46	15-Sep-14

16.	Karnataka III P-I	50	Chamundeshwari Electricity Supply Corporation Limited (CESC)	6.89	2-Jan-l5

17.	Karnataka III P-II	40	Hubli Electricity Supply Company Limited (HESCOM)	6.93	14-Jan-15

18.	Karnataka III P-III	40	Gulbarga Electricity Supply Corporation (GESCOM)	6.96	23-Jan-15

19.	Bihar	10	North Bihar Power Distribution Company Limited and South Bihar Power Distribution Company Limited.	8.39	17-Jan -15

20.	Andhra Pradesh	50	Southern Power Distribution Company of Andhra Pradesh Limited	5.89 with 3% escalation i.e. (6.93)	5-Dec-14

Sr. No.	Plant	Capacity (MW)	Offtaker	Tariff (Price in Rs. /Kw)	PPA Date

21.	Rajasthan	5	Solar Energy Corporation of India (SECI)	5.45	5-Feb-15

SCHEDULE 3

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

Letterhead of the Company/Sponsor

[Date]

SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE S.A.

Attention: Director,                      Department

Proparco Investment No.

Certificate of Incumbency and Authority

Reference is made to the CCPS Subscription Agreement, dated [●], between Proparco, the Company and the Sponsors (the “Subscription Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Subscription Agreement.

I, the undersigned Director of Azure Power Global Limited (the “Company”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the individuals each of whom are, and will continue to be, authorized:

(a)	to sign on behalf of the Company the requests for the subscription for the Proparco Subscription Shares of the Company provided for in Section 2.01 (Subscription) of the Subscription Agreement;

(b)	to sign the certifications required under Section 4.01 (Conditions of the Proparco Subscriptions) of the Subscription Agreement; and

(c)	to take any other action required or permitted to be taken, done, signed or executed under the Subscription Agreement or any other agreement to which Proparco and the Company may be parties.

*Name	Office	Specimen Signature

You may assume that any such individual continues to be so authorized until you receive written notice from an Authorized Representative of the Company that they, or any of them, is no longer so authorized.

*	Designations may be changed by the Company/Sponsor at any time by issuing a new Certificate of Incumbency and Authority authorized by the board of directors of the Company/Sponsor where applicable.

Yours faithfully,

By
Name:
Title:	[Chairman/Director]

SCHEDULE 4

TERMS OF THE SERIES G CCPS

All capitalized terms used in this Schedule but not defined in this Schedule shall have the meaning given to them under the Shareholders Agreement. Reference to paragraph under this Schedule shall be a reference to the paragraph of this Schedule.

1.	Issue Price

The Series G CCPS shall have the issue price of USD 450.16 (Dollars Four Hundred and Fifty and Sixteen Cents).

2.	Term

Unless converted in accordance with the terms of this Schedule 4 the Articles of the Company and applicable Laws, the term of the Series G CCPS shall be a maximum of 20 (twenty) years from their issuance.

3.	Dividend

3.1	Each of the holders of Series G CCPS shall be entitled to payment of 5% (five percent) non-cumulative dividend per annum (calculated on the sum of the face value and premium paid) on each of the Series G CCPS by way of dividend from the Company in accordance with applicable Law as and when the Board of the Company declares any dividend to any shareholder.

3.2	If the dividend payout in any given financial year to the shareholders or to the holders of Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS or Series H CCPS of the Company, whichever is highest, is more than 5% (five percent) of the amount invested for such securities by the holder of those securities, then the holders of the Series G CCPS will be entitled to an additional dividend which shall be equal to the difference between (a) the percentage return (on the amount invested) received by the holders of such Equity Shares or the holders of Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and Series H CCPS, and (b) the rate of dividend received by the holder of the Series G CCPS for that financial year under the paragraph 3.1 above.

It is clarified that in case the Company declares dividends to the holders of Equity Shares, Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and/or Series H CCPS, the holders of Series G CCPS shall be entitled to receive dividends simultaneous with the holders of Equity Shares, Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and/or Series H CCPS in the manner set out above.

3.3

For the purposes of calculation of dividends, the issue price (i.e. par value and premium) of each Series G CCPS shall be considered in INR terms by applying the reference rate of the Reserve Bank of India for INR-USD conversion as on the date on which the issue price is received by the Company. The payment of dividend shall, however, be made by the Company in USD terms by converting the INR amount so arrived at into USD amount by applying the reference rate of the Reserve Bank of India for INR-USD conversion as on the date on which the dividend is paid out by the Company.

4.	Conversion

4.1	The Series G CCPS shall be convertible into Equity Shares of the Company at the option of the holders of the Series G CCPS in accordance with paragraph 4.2. Any Series G CCPS that have not been converted into Equity Shares of the Company shall compulsorily convert into the Equity Shares of the Company upon the earlier of:

(i)	immediately prior to the listing of the Equity Shares pursuant to the QIPO or IPO, as approved by the Shareholders of the Company; and

(ii)	The date which is 20 (twenty) years from the date of the issuance of the Series G CCPS (the “Maturity Date”),

in each case, in accordance with this SHA. Upon occurrence of any of the event under paragraph 4.1(i) and (ii) above the Company (and the Sponsors, where applicable) will immediately follow the procedure under paragraph 4.2 (iv) below.

4.2	Optional Conversion

The holders of the Series G CCPS shall have the right, in the events set out in paragraph 4.2 (ii) of this Schedule 4 after the Proparco Closing Date to require the Company, by a written notice (the “Conversion Notice”), to convert all or some of the Series G CCPS into Equity Shares of the Company. A copy of the Conversion Notice shall also be sent to the Sponsors, GIF, IFC Helion, DEG and FC. In case the conversion occurs prior to the expiry of the Maturity Date, then the conversion shall be completed within a period of 21 (twenty one) days from the date of the Conversion Notice.

(i)	Conversion Ratio & Conversion Price

(a)	The Conversion Ratio for the purposes of Series G CCPS shall be such that each Series G CCPS will convert into such number of Equity Shares, so as to give the Series G CCPS holders the Proparco Required Return -2, without Proparco being required to pay any amount for such conversion.

For purposes of this paragraph, the term “Proparco Required Return -2” for the purposes of the Series G CCPS shall mean (aa) 16% (sixteen percent) IRR; or (bb) 18.4% (eighteen decimal four percent) IRR, in the event of conversion of the Series G CCPS into Equity Shares of the Company (a) in accordance with paragraph 4.1 (i) of this Schedule 4 or (b) upon Transfer of the Equity Securities in terms of Clause 6.3.4 of the SHA, or (c) upon a voluntary sale of any or all the Equity Securities held by all the Investors and the voluntary sale of Equity Securities held by the Sponsors to a third party, such that pursuant to the sale of the Equity Securities there is a change in Control on the Company, or (d) upon a Liquidation Event B other than upon Transfer of all or more than 70% (Seventy percent) in value of the Company’s Assets.

Provided that, if the Series G CCPS holder receives any dividend from the Company prior to conversion, the amount of dividends received by the holders of Series G CCPS will be deducted from the Proparco Required Return -2. It is clarified that the amount of dividends for the purposes of preceding sentence shall be considered net of Taxes, i.e. after deducting any Taxes deducted or paid on such dividends by the Company.

(b)	A valuation of the Company to enable conversion of the Series G CCPS in accordance with (a) above shall be:

1)	for the events specified in paragraph 4.2 (ii) (a), (b) and (g) and paragraph 4.1 (ii), the valuation as determined by one of the Big Four Accounting Firms selected in accordance with the procedure laid down in paragraph 4.2(i)(c) below;

2)	for the events specified in paragraph 4.2(ii) (c), (d), (e) and (f), the valuation as offered by the third party purchaser; and

3)	for the events specified in paragraph 4.3(i), the valuation per Equity Share (on a fully diluted basis after giving effect to the conversion of all Equity Securities that are convertible to Equity Shares, as provided in the SHA) shall be equal to the initial public offering price of Equity Shares offered for sale/issue of Equity Shares by the Company pursuant to the IPO or QIPO.

(c)	Proparco shall set out in the Conversion Notice, the names of 2 (two) of the Big Four Accounting Firms that are selected by Proparco for the purpose of paragraph 4.2(i)(b) (1). Within 10 days of the date of the Conversion Notice, GIF, IFC, Helion, FC, DEG, Company and Sponsors shall jointly agree to appoint one of the 2 (two) Big Four Accounting Firms mentioned in the Conversion Notice to do the valuation of the Company, and shall jointly issue a notice to Proparco in this respect. If Proparco does not receive the aforesaid notice within the period of 10 days from the date of the Conversion Notice, then Proparco shall have the right to select, in its sole discretion, one of the 2 (two) Big Four Accounting firms mentioned in the Conversion notice to do the valuation of the Company.

(ii)	The holders of the Series G CCPS will be entitled to exercise their conversion right in respect of the Series G CCPS just prior to or on the occurrence of the following events:

(a)	Liquidation Event A or Liquidation Event B as defined in the SHA.

(b)	Buy-back of the Series G CCPS in accordance with the terms of the SHA.

(c)	In the event holder of the Series G CCPS wishes to exercise its Co-Sale Right under Clause 6.3.3 (Co Sale Rights) of the SHA.

(d)	In the event holder of the Series G CCPS wishes to exercise its Co-Sale Right under Clause 6.3.4 (Transfer to a Competitor) of the SHA.

(e)	In the event holder of the Series G CCPS wishes to exercise its Drag Along Right under Clause 6.4 (Drag Right to the Investors) of the SHA.

(f)	In the event holder of the Series G CCPS wishes to exercise its right under Clause 6.5 (Drag Right of IFC, DEG and Proparco) of the SHA.

(g)	In the event holder of the Series G CCPS wishes to exercise the Deficit Call Option under Clause 6.6 (IFC, DEG and Proparco Call Option) of the SHA.

(iii)	The conversion Notice shall be dated and shall set forth:

(a)	The number of Series G CCPS in respect of which the holders of the Series G CCPS are exercising their right to conversion in accordance with this paragraph 4.2;

(b)	The number of Equity Shares of the Company that the Series G CCPS shall convert into; and

(c)	The names of 2 of the Big Four Accounting Firms that are selected by Proparco for the purpose of paragraph 4.2(i)(c), if applicable; and the reference valuation as offered by the third party purchaser, if applicable.

(iv)	Upon receipt of the Conversion Notice, the Company shall effect the following:

(a)	Convening of a meeting of the Board, in which meeting the Company approve the following:

•	The conversion of such number of the Series G CCPS;

•	The cancellation of the certificates representing such number of Series G CCPS that are converted;

•	The issuance and allotment of such number of Equity Shares of the Company that the Series G CCPS shall convert into.

in each case, as are mentioned in the Conversion Notice;

(b)	Cancellation of the share certificates of the Proparco Series G CCPS in respect of which the conversion right is exercised in the Conversion Notice; and thereafter issuance of duly stamped share certificates to the holders of the Series G CCPS to evidence such holders of the Series G CCPS as the owners of the Equity Shares issued upon conversion of such number of the Series G CCPS as are mentioned in the Conversion Notice;

(c)	Updating its register of members to reflect the holders of the Series G CCPS as the owners of the Equity Shares issued pursuant to the conversion of such number of the Series G CCPS as are mentioned in the Conversion Notice;

(d)	The Company and the Sponsors shall do all such acts and deeds as may be necessary to give effect to the provision of this paragraph 4, including without limitation, convening a meeting of the Board to approve the splitting of the share certificates representing the Series G CCPS.

4.3	Automatic Conversion

(i)	The Company shall forthwith convert all the Series G CCPS into Equity Shares based on the conversion price arrived in accordance with paragraph 4.2(i), if at any time after the Proparco Closing Date the Company undertakes an IPO/QIPO, provided that the Shareholders of the Company have consented to such IPO/QIPO in accordance with the SHA. The Series G CCPS shall convert into Equity Shares of the Company immediately prior to the listing of Equity Shares on the Relevant Market pursuant to the IPO/QIPO.

(ii)	In the event that:

(a)	The Company files an offer document with the Relevant Document in respect of the QIPO or an IPO and, in connection with such filing, such Authority or Relevant Market requires the conversion of the Series G CCPS into Equity Shares of the Company prior to the completion of such IPO or QIPO; and

(b)	The QIPO or the IPO does not complete on or prior to the Listing Date such that none of the issued, paid-up and subscribed share capital is admitted for trading on a Relevant Market (as defined in the SHA) on or prior to the Listing Date.

Then such conversion of Series G CCPS into Equity Shares shall be deemed to be a Conforming of Rights and the Company and the Sponsors shall comply with the provisions of Clause 8 (Reinstatement of Rights) of the SHA and shall undertake all necessary actions to ensure that the holders of the Series G CCPS are placed in the same position, and possess the same rights as set forth in this Schedule 4 they had the benefit of immediately prior to the occurrence of the event set forth in (a) above.

5.	Liquidation Preference

Upon the occurrence of a Liquidation Event A or a Liquidation Event B with respect to the Company or its Subsidiaries (as defined in the SHA) and in accordance with the terms of the SHA, the holders of the Series G CCPS shall receive the Liquidation Preference in accordance with the terms of the SHA and in the order of precedence set forth in the SHA.

Upon the exercise of the Drag Right of the Investors or Drag Right of IFC, DEG and Proparco in accordance with Clause 6.4 and 6.5 of the SHA, the Series G CCPS shall be subject to the order of preference in terms of the sale of the Equity Securities and the returns on the Equity Securities as set out in the SHA. Notwithstanding the above, the holders of the Series G CCPS will also be entitled to the buy-back preferences in accordance with the terms of the SHA and in order of preference set forth in the SHA.

For the avoidance of doubt, it is hereby clarified that Equity Shares of the Company held by Proparco pursuant to the conversion of the Series G CCPS shall be treated at par with the remaining Equity Shares of the Company for the purposes of this paragraph 5, save and except where the Series G CCPS are converted into Equity Shares of the Company on or immediately prior and only in connection with Proparco exercising its right in the case of events set out in this paragraph 5, in which case, notwithstanding anything to the contrary contained herein, the Equity Shares issued to the holder of the Series G CCPS will be entitled to priority in terms of payment in the like manner as the Series G CCPS as set out in this paragraph 5.

For the purposes of Clause 4 (Rights of the Investors), Clause 6.4 (Drag Right of the Investors), Clause 6.5 (Drag Right of IFC, DEG and Proparco), Clause 6.6 (IFC, DEG and Proparco Call Option), Clause 6.7 (Sponsors, Helion and FC Call Option), Clause 9 (Buy Back of Equity Securities) and Clause 9A (Buy Back from IFC, DEG and Proparco) of the SHA, the calculation of entitled amounts of the holders of Series G CCPS shall be considered in INR terms by applying the reference rate of the Reserve Bank of India for INR-USD conversion as on the date on which the issue price is received by the Company. However, to the extent relevant, at the time of payment of amounts to the holders of Series G CCPS in the above mentioned Clauses, the INR entitled amounts arrived at shall be converted into USD amount by applying the reference rate of the Reserve Bank of India for INR-USD conversion as on the date on which such payment is effected and the payment shall thereupon be made in USD terms.

6.	Transferability

Subject to the terms of the SHA, the Series G CCPS shall be freely transferable to any person and holders of the Series G CCPS may assign all or any of the Series G CCPS and any rights attaching thereto under the Transaction Documents, without the prior consent of any Person.

7.	Voting Rights

From and after the issuance of the Series G CCPS, Proparco shall only be entitled to exercise voting rights on every resolution in respect of Schedule M of the SHA placed before the Company on the basis of its shareholding in the Company on an As if Converted Basis subject to the terms of the SHA. Provided however that upon the transfer of the Series G CCPS in accordance with the terms of the SHA, the transferee of the Series G CCPS will be entitled to vote on every resolution placed before the Company in proportion to the Equity Shares held by such transferee in the share capital of the Company, assuming the transferred Series G CCPS have been converted into Equity Shares of the Company on the basis of the conversion price as determined in paragraph 4.2(i) above.

From the date of conversion of the Series G CCPS, the voting percentage of all the shareholders in the Company shall be in proportion to their shareholding in the Company

SCHEDULE 5

ENVIRONMENTAL AND SOCIAL ACTION PLAN

Item No.	Measure and/or Corrective Actions	Responsibility	Deliverable (Report/Measurement/ Document)	Deadline
1.	PS 1 : Assessment and Management of Environmental and Social Management Risks and Impacts

1.1.

•    Develop a comprehensive Social Baseline Survey procedure for assessing in details the land acquisition process including past land occupation and potential physical and/or economical resettlements that may have occurred as result of project settlement. To be included in the future ESIA reports.

		SHES department	Detailed social baseline survey procedure	3 months after the signing date

1.2.	• Reinforce the ESIA studies regarding earth movement management and water management	SHES department	Future ESIAs	On-going action

2.	PS 3: Resource Efficiency and Pollution Prevention

2.1.	• Update the monitoring procedure to include the monitoring and recording of water consumption	SHES department	Monitoring procedure including water consumption monitoring.	3 months after the signing date

SCHEDULE 6

FORM OF LETTER TO COMPANY’S AUDITORS

[Letterhead of the Company]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Investment No.

Letter to Auditors

Ladies and Gentlemen:

We hereby authorize and instruct you to give to Société De Promotion Et De Participation Pour La Coopération Economique S.A. (“Proparco”), all such information as Proparco may reasonably request with regard to the financial statements (both audited and unaudited), accounts and operations of the undersigned company.

We authorize and instruct you to send two (2) copies of the audited accounts of the undersigned company to Proparco each year. When submitting the same to Proparco, please also send, at the same time, a copy of your full report on such accounts to the Proparco.

For our records, please ensure that you send to us a copy of every letter that you receive from Proparco immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours faithfully,

AZURE POWER GLOBAL LIMITED

By
Name:
Title:	[Authorized Representative]

cc: Proparco

Attention: [●]

SCHEDULE 7

LIST OF RELATED AGREEMENTS

All capitalized terms used herein but not defined shall have the meaning given to them under the Agreement.

1.	Shareholders Agreement;

2.	AZI SHA;

3.	Registration Rights Agreement;

4.	APGL Sharing Agreement;

5.	Sponsor lock-in agreement between, inter alia, the Investor, Co-Investor, Helion, IW and the Sponsor Entity, with respect to the lock-in and distribution of proceeds from sale of equity shares held by the Sponsor Entity in the Company;

6.	All securities purchase agreements and securities subscription agreements entered into by: (a) Helion; (b) IFC; (c) DEG; (d) FC; and (e) Proparco, pursuant to the Externalization Process;

7.	The securities subscription agreements entered into by each of IFC and GIF for the subscription of Series H CCPS to be issued and allotted by the Company;

8.	Series H CCPS Lock-in Agreement(s) into by each of GIF and IFC with certain other shareholders, of the Company for setting out the lock-in obligation for the Equity Shares that will be received by GIF and IFC on conversion of Series H CCPS held by them on the occurrence of QIPO; and

9.	Any other document executed pursuant to and/or to give effect to the understanding set out in the above mentioned agreements; and any amendments or modifications to the above mentioned agreements.

SCHEDULE 8

PROPARCO POLICY COVENANTS

1.	Representations

The Company and the Sponsors represent that the equity quasi equity and shareholders loans’ accounts invested in the Company and its Subsidiaries or in their Operations are not of Illicit Origin.

The Company and the Sponsors represent that, in the 5 (five) years preceding the date of this Agreement, no res judicata decision, sentence, or order has been pronounced against the Company or its Subsidiaries in relation to any Corrupt Practice or Fraudulent Practice or any Anti-Competitive Practice.

2.	Undertakings

The Company and the Sponsors undertake that the Company and its Subsidiaries will:

i.	not enter into Business Relationships with persons or entities which appear on any of the Financial Sanctions Lists.

ii.	Not finance, buy or provide, materials or sectors subject to United Nations, European Union or French Embargo and/or shall not engage in any sectors under United Nations, European Union or French Embargo.

iii.	and ensure that the Company’s and each of its Subsidiaries’ equity, quasi equity and shareholders loans’ accounts are not and will not be of Illicit Origin.

iv.	and ensure that the Company’s and each of its Subsidiaries’ activities will not give rise to Corrupt Practice, Fraudulent Practice or Anti-Competitive Practices.

v.	as soon as it becomes aware of any Corrupt Practice, Fraudulent Practice or Anti- Competitive Practice or such alleged practices, inform Proparco without any delay and take all necessary preliminary steps to remedy the alleged Corrupt Practice, Fraudulent Practice or Anti-Competitive Practice to the satisfaction of Proparco within the time limit determined by Proparco which in any event shall not be more than thirty (30) business days.

vi.	For any payment made under this Agreement to Proparco shall request that the bank in charge of making the transfers includes in its transfer message all of the following information and in the following order:

•	Instructing party: name, address, bank account number.

•	Bank of the instruction party.

•	The following references: name of instructing party, payment purpose, numéro du concours – tbc

The Company and the Sponsors undertake to provide to any investor in the Company, who so requests all information regarding the identity of each of the other investors in the Company and their respective Beneficial Owners.

The Company and the Sponsors shall notify Proparco as soon as practicable if an additional investor representing more than 5% (five per cent) of the Company’s share capital subscribes to the share capital of the Company.

3.	Other representations and undertakings: Proparco Environmental & Social Requirements

a.	Representation

Compliance with Environmental and Social Requirements

The Company represents that the Company and its Subsidiaries comply in all material respects with the Environmental and Social Requirements and for those items addressed in the Environmental and Social Action Plan, become compliant within the time-frames agreed upon from time to time.

Environmental and Social Claims

No Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against it except for the Environmental and Social Claims addressed in the Environmental and Social Action Plan.

b.	Information Undertakings

Periodic environmental and social monitoring reporting

The Company shall as soon as it is available, but in any event no later than the date it has to deliver its audited or consolidated annual financial statements, deliver to the Shareholders an Environmental and Social Monitoring Report in the English language.

Reporting Impact Indicators

For so long as Proparco holds any Equity Securities in the Company, the Company shall furnish to Proparco and/ or their assignees/ nominees all information as required by Schedule 9 with respect to the Company and its Subsidiaries on an annual basis within 90 (ninety) days from the end of each Financial Year.

Notification of incidents

The Company shall promptly, but in any event within 3 days after the occurrence of any of the events set out in this Sub-clause, supply to the shareholders of the Company (including Proparco): (i) details of any incident of an environmental nature (including without limitation any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination) or any incident of a social nature (including without limitation any violent labour unrest or dispute with local communities), occurring on or nearby any site, plant, equipment or facility of the Company or its Subsidiaries (as the case may be) which has or is reasonably likely to have a Material Adverse Effect or which has a material negative impact on the environment, the health, safety and security situation, or the social and cultural context, together with, in each case, a specification of the nature of the incident or accident and the on-site and off-site effects of such events and (ii) details of any action the Company or its Subsidiaries (as the case may be) propose to take in order to remedy the effects of these events, and shall keep the shareholders (including Proparco) informed about any progress in respect of such remedial action.

Environmental and Social Claim

The Company shall inform the Shareholders in writing as soon as reasonably practicable upon becoming aware of the same of (i) any Environmental and Social Claim being commenced against it and (ii) any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against it.

c.	Positive Undertakings

Compliance with Environmental and Social Requirements

The Company shall, in all material respects comply, and shall ensure that its Subsidiaries comply with, with the Environmental and Social Requirements and for those items addressed in the Environmental and Social Action Plan, become compliant within the time-frames agreed upon as amended from time to time and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

Environmental and Social Management

The Company and its Subsidiaries undertake to ensure that its Subsidiaries will diligently design, construct, operate, maintain and monitor all of its plants, sites and equipment in a safe, efficient and business-like manner.

The Company and its Subsidiaries shall implement, maintain and continuously improve an adequate Environmental and Social Management System.

The Company and its Subsidiaries shall maintain a senior officer of the Company with management responsibility, who will among other things, ensure proper operation and maintenance of the Environmental and Social Management System.

Environmental and Social Action Plan

The Company and its Subsidiaries shall implement all actions as provided in the Environmental and Social Action Plan within the time-frames mentioned.

Access for environmental and social monitoring

The Company and its Subsidiaries shall permit employees of the shareholders of the Company and/or consultants or other professional advisers and contractors on behalf of the shareholders free access at all reasonable times and on reasonable notice at the cost of the Company to carry out environmental and/or social monitoring visits by, (a) viewing the premises of the Company and its Subsidiaries and (b) meeting and discussing matters with senior management and employees of the Company and its Subsidiaries. The Company and its Subsidiaries shall assist on a best effort basis in getting permission to visit plants and Associated Facilities of its clients and providers.

d.	Negative undertakings

Excluded Activities

The Company and its Subsidiaries shall not perform any of the excluded activities as listed in the Annex B to this Schedule 8 below (Excluded Activities).

4.	Waiver of Rights

Proparco may, by notice to the Company, elect not to receive any of the information described in this Schedule 8. in this case, the Company shall provide Proparco with copies of all information publicly disclosed and/or filed, in compliance with the rules and regulations of any securities exchange or automated quotation system on which any of its securities are listed and other Applicable Law.

ANNEX A TO SCHEDULE 8

PROPARCO ENVIRONMENTAL AND SOCIAL ACTION PLAN

Item Nr.	Measure and/or Corrective Actions	Responsibility	Deliverable (Report/Measurement/Document)		Deadline
1.	PS 1 : Assessment and Management of Environmental and Social Management Risks and Impacts

1.1

•       Develop a comprehensive Social Baseline Survey procedure for assessing in details the land acquisition process including past land occupation and potential physical and/or economical resettlements that may have occurred as result of project settlement. To be included in the future ESIA reports.

			SHES department	Detailed social baseline survey procedure	3 months after the signing date

1.2	• Reinforce the ESIA studies regarding earth movement management and water management		SHES department	Futurer ESIAs	On-going action

2	PS 3: Resource Efficiency and Pollution Prevention

2.1	• Update the monitoring procedure to include the monitoring and recording of water consumption		SHES department	Monitoring procedure including water consumption monitoring.	3 months after the signing date

ANNEX B TO SCHEDULE 8

ENVIRONMENTAL AND SOCIAL EXCLUSION LIST

1)	Production or trade in any product or activity deemed illegal under host country laws and France or regulations or international conventions and agreements.

2)	Production or activities involving forced labour[1] or child labour[2]

3)	Trade in wildlife or wildlife products regulated under CITES[3]

4)	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

5)	Destruction[4] of Critical Habitat[5] and any forest project under which no sustainable development and managing plan is carried out.

6)	Production or use of or trade in hazardous materials such as asbestos fibers and products containing PCBs[6].

7)	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[7] and other hazardous substances subject to international phase-outs or bans.

8)	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

9)	Production or trade in8

a)	weapons and munitions

b)	tobacco

c)	hard liquor for human consumption.

10)	Gambling, casinos and equivalent enterprises[9]

11)	Any business relating to pornography or prostitution.

[1]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.
[2]	Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.
[3]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.
[4]	Destruction means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long- term change in land or water use or (2) modification of a habitat in such a way that the habitat’s ability to maintain its role (see footnote 10) is lost.
[5]	Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.
[6]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.
[7]	Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer”. The Montreal Protocol lists ODs and their target reduction and phase-out dates.
[8]	Activities excluded when representing more than 10 % of the balance sheet or the financed volume and for Financial Institutions more than 10% of the portfolio volume financing.
[9]	Activities excluded when representing more than 10 % of the balance sheet or the financed volume and for Financial Institutions more than 10% of the portfolio volume financing

12)	Any activity involving significant altercation, damage or removal of way critical cultural heritage[10]

13)	Production and distribution of racist, anti-democratic or with the intent to discriminate part of the population.

14)	Exploitation of diamond mines, and commercialization of diamonds, when the host country has not adhered to the Kimberley[11], or other similar international agreements (actual or to be formed), on similar extractive resources.

Any sector or service subject to United Nations, European Union and/or French Embargo without limitation.

[10]	Consists of internationally and nationally recognised historical, social and/or cultural heritage.
[11]	The Kimberley Process Certification Scheme (KPCS), is a certification standard for diamond production that concerns governments; the diamonds are controlled at each stage of the production chain, from extraction through to retail of the finished product. The KPCS was created to prevent and stop conflict diamond trade. It is designed to certify the origin of diamonds from sources which are free of conflict fueled by diamond production. Member states adhere to adopt national laws on the issue, and to put in place the necessary export and import control mechanisms to implement the KPCS. More than 75 countries involved in the production, commercialization, and transformation of diamonds participate.

SCHEDULE 9

REPORTING IMPACT INDICATORS

INDICATORS	SUB-INDICATORS	DEFINITION	UNIT	COMPANY DATA (to be completed)
COMMON INDICATORS
INF1 Net Government revenues = (A+B-C) Take into account the government revenues in the countries concerned by the investments and specify the government/governments in question	A – Corporate tax	Annual value in year N-1 of financing for corporate tax	EUR K

	B – Other taxes: customs duties, fees, dividends/levies, etc. to be paid to the government	Annual value in year N-1 of financing for other taxes (customs duties, fees, dividends and levies to be paid to the government)	EUR K

	C - Subsidies and tax credits	Annual value in year N-1 of financing for subsidies and tax credits	EUR K
	D – Net government revenues	= A+B+C	EUR K
INF2 Direct jobs Number of project employees at the end of year N-1			Number
INF3 of which women N° of women among the employees at the end of year N-1			Number
INF4 Indirect jobs at direct suppliers			Number

Annual value in year N-1 of permanent jobs at the direct suppliers that can be attributed to the activities of the company being financed
INF5 Number of seasonal workers (in FTE)	Number

Annual value in year N-1 of seasonal workers that can be attributed to the activities of the company being financed
INF6 Number of induced jobs (theoretical/ proxy)	Number

Annual value in year N-1 of theoretical induced jobs
INF7 Number of temporary construction workers FTE	Number

Annual value in year N-1 of temporary jobs related to the construction
INF8 Number of jobs cut	Number

Number of jobs cut during year N-1

SUB-SECTOR ENERGY
INF9 Installed capacity	MW

Value of installed capacity at the end of year N-1
INF10 Renewable energy installed	Teq CO2/year

Value measured of the renewable energy of the client/project for the preceding full year (in MW)
INF11 Energy produced	GWh/year

Annual value in year N-1 of the energy produced (in GWh/year)
INF27 Recovered energy capacity installed	MW

Value measured of the energy recovered by the client/project for the preceding full year (in MW)
INF12 Renewable energy produced	MW

Value measured in year N-1 of the renewable energy produced
INF28 Energy saved, recovered energy produced	GWh/year

Value measured in year N-1 of the energy consumption saved by the project
INFO13 CO2 emissions saved/reduced	Teq CO2/year

Total value in year N-1 of the tons of equivalent CO2 avoided thanks to the reduction in energy consumption, the implementation of an emission reduction system… Indicate the source
INF14 Number of persons newly connected to the grid through the project	Number

Estimation = Power generation from the new installed capacity (GWh) measured for year N-

1/Average electricity consumption per capita in the country for year N-1